Exhibit 10.37

CONFIDENTIAL TREATMENT REQUESTED BY INSITE

VISION INCORPORATED—CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE

BEEN SEPARATELY FILED WITH THE COMMISSION

Exclusive Licence and

Development Agreement

Dated	29 January 2015

Insite Vision Incorporated (1)
Nicox S.A. (2)

EXECUTION VERSION

TABLE OF CONTENTS

1	Definitions and interpretation	2
2	Appointment, licenses and relationship of the Parties	12
3	Payments	15
4	Information	19
5	Collaboration and Development Committee	22
6	Manufacturing Committee	24
7	Development and regulatory	25
8	Manufacture and supply of products	33
9	Commercialisation obligations of Nicox	36
10	Product recall, withdrawal, or quarantine	37
11	Confidential information	38
12	Representations and warranties of Insite	39
13	Representations and warranties of Nicox	41
14	Representations of both Parties	42
15	Indemnification, insurance, and damages	42
16	Intellectual property	44
17	Trademarks	46
18	Non-compete	47
19	Term and termination of Agreement	48
20	Effects of termination	49
21	Bankruptcy	50
22	Publicity	51
23	Miscellaneous	51
APPENDIX A – Products and Initial Indications		58
APPENDIX B – Countries of the Territory		59
APPENDIX C – Insite Marks		60
APPENDIX D – Existing Insite Patents		61
APPENDIX E – Pfizer Patents		62
APPENDIX F		63
Part 1 - MEA Agreement		63
Part 2 – Activities
APPENDIX G – Outline Development Activities		64
APPENDIX H		65
Part 1 - Nicox Press Release		65
Part 2 - Insite Press Release		69
APPENDIX I – Custom Manufacturing Equipment		73
APPENDIX J – Development Activities		74
APPENDIX K – Disclosure Schedule		75
APPENDIX L – Pfizer Agreement		76

DATE	29 January 2015

PARTIES

(1)	INSITE VISION INCORPORATED, a Delaware corporation having a place of business at 965 Atlantic Avenue, Alameda, CA 94501, USA (“Insite”); and

(2)	NICOX S.A., a French corporation having a place of business at Drakkar 2—Bâtiment D, 2405 route des Dolines, CS 10313 Sophia Antipolis, 06560 Valbonne, France (“Nicox”).

(each a “Party” and together the “Parties”).

RECITALS

(A)	Insite is a company developing ophthalmology therapeutics and is the owner and/or licensee of the Insite Technology (as defined below) and of certain products based thereon.

(B)	Nicox wishes to obtain exclusive rights to develop and commercialise the Products (as defined below) pursuant to the terms of this Agreement.

(C)	Nicox has agreed to take and Insite has agreed to grant an exclusive licence in the Territory (as defined below) to develop and commercialise the Products on an independent contractor basis and a global licence to manufacture and perform certain development of the Products for commercialization in the Territory, on the terms of this Agreement.

OPERATIVE PROVISIONS

NOW, THEREFORE, in consideration of the mutual promises and conditions herein, the Parties hereto agree and contract as follows:

1	Definitions and interpretation

1.1	In this Agreement, the following expressions have the meanings set out against them below, except where the context otherwise requires:

Additional Indications	has the meaning given in clause 7.15

Adverse Event	means any unintended and unfavourable sign, symptom, effect or disease temporally associated with the use of a pharmaceutical product or other event so defined within FDA guidelines or the guidelines of any other applicable Regulatory Authority

Affiliate	means a person’s ultimate holding company, and all companies which are controlled by such holding company. For purposes of this definition, “controlled” means the direct or indirect ownership of (a) fifty per cent (50%) or more of the issued shares or other interests in the profits of the person; or (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof

API	means the active pharmaceutical ingredient for a Product

Approved Manufacturer	has the meaning given in clause 8.2

Approved Study	means a clinical study concerning the Products agreed by the Collaboration and Development Committee either as part of an agreed Development Plan or pursuant to clause 7.9

Approved Trade Mark	means, on a country-by-country (or, if applicable, region-by-region)

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basis, any trade mark or brand name of Nicox’s (other than an Insite Mark) that has been approved for use with any Product by the applicable Regulatory Authority in such country or, if applicable, such region of the
Territory

Authorized Resellers	means third parties selected by Nicox to Distribute or to assist Nicox in the Distribution of the Products

Background Information	means all development information and commercial and safety information (including all pre-clinical and clinical data and information, chemistry, manufacturing and controls (CMC) data, and manufacturing data) relating to the Products and/or Equivalent Products and/or the DuraSite Technology in or relating to the Field that is Controlled by Insite as of the Effective Date, including that set out in clause 4.1

Business Day	means a day (other than a Saturday or Sunday) when banks are open for business in Paris, France and Oakland, California, USA

Collaboration and Development Committee or CDC	has the meaning given in clause 5.1

Competitor of Nicox	means any entity that sells pharmaceutical products in the Territory that are directly competitive with any of the Products in the Territory by virtue of such entity’s product being sold for use in the Field

Confidential Information	means all secret, confidential or proprietary information or data, whether provided in written, oral (provided information or data provided orally is subsequently provided in one of the other forms referred to in this definition), graphic, video, computer or other material form, provided by one Party to the other Party pursuant to this Agreement (including information generated by or on behalf of a Party pursuant to this Agreement and disclosed to the other Party), which may include information relating to the disclosing Party’s existing or proposed research, development efforts, sales and supply forecasts, financial projections, other sales and marketing information, unpublished patent applications, business or products and any other materials that have not been made available by the disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information of each Party

Control, Controls, or Controlled	means, with respect to specific materials, products, Know How, Patents, Confidential Information, or other Intellectual Property Right, that the applicable Party owns or has a licence from a third party under such materials, products, Know How, Patents, Confidential Information, or other Intellectual Property Right and has the ability to grant to the other Party licences or sub-licences thereto as contemplated under this Agreement without violating the terms of any agreement or other arrangement with, or the rights of, any third party existing as of the date on which such licence or sub-licence is granted; provided that any specific materials, products, Know How, Patents, Confidential Information, or other Intellectual Property Right that is acquired or licensed by a Party after the Effective Date and that would otherwise be considered to be under the “Control” of such Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licences or sub-licences granted to the other Party as contemplated under this Agreement would require the granting Party to make any additional payments or royalties to a third party in connection with such licence or sub-licence grants, unless the other Party agrees to pay the additional payments or royalties to the third party in accordance with clause 7.19

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basis, any trade mark or brand name of Nicox’s (other than an Insite Mark) that has been approved for use with any Product by the applicable Regulatory Authority in such country or, if applicable, such region of the Territory

Current Manufacturer	means *** or such other manufacturer as Insite engages from time to time to manufacture the Products or Equivalent Products for distribution outside the Territory

Custom Manufacturing Equipment	means the manufacturing equipment currently owned by Insite, as listed at Appendix I, together with any upgrades, replacements and improvements thereto from time to time

Develop, Developed and/or Development	means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval for a Product in the Field in the Territory; or (b) developing the ability to Manufacture, and undertaking the Manufacture of, clinical and commercial quantities of Products for the Field for use in the Territory. Development includes (i) Manufacturing-related technology development, validation and transfer; (ii) conducting clinical trials in the Territory; (iii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority in the Territory to obtain, maintain or expand Regulatory Approval for a Product in the Territory; (iv) Manufacturing process development, transfer and scale-up, qualification, and validation, including for studies and commercial supply; and (v) Product-related regulatory affairs (including regulatory support necessary for product maintenance) (and “Developing” and other cognate expressions shall be defined accordingly)

Development Plan	means a development plan agreed by the Collaboration and Development Committee in relation to a Product in the Field pursuant to clause 5.7(a)

Distribute, Distributing, and/or Distribution	means to do all or any of the following: distribute, purchase, store, warehouse, market, promote, sell, offer for sale, provide samples, import, export, otherwise contract with and/or manage Authorized Resellers, and ship, including the grant of any licences required for such purposes

DuraSite Technology	means the proprietary ophthalmic drug delivery formulation technology Controlled by Insite that contains a cross-linked polyacrylic acid polymer and that is currently known as “DuraSite” and consists of polycarbophil, sodium chloride, EDTA, and at least a single active pharmaceutical ingredient, as such technology is adapted by or for Insite in accordance with this Agreement as required for the Products to obtain Regulatory Approval in the Field in the Territory; provided that the “DuraSite Technology” shall not include (a) any next generation cross-linked polyacrylic acid polymer technology (such as DuraSite 2); (b) any Insite Patented Improvements after the Payment Period; (c) any Insite Non-Patented Improvements created after the fifth anniversary of the Effective Date, unless a licence is agreed by the Parties pursuant to the provisions of clause 7.18(c); or (d) any

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technology related to information, data or Improvements resulting from an independent study conducted by Insite under clause 7.10 (except to the extent Nicox acquires a right to use such information, data and Improvements under clause 7.13 and, if applicable, clause 7.18)

DuraSite 2	means the proprietary drug delivery formulation technology that contains (a) a cross-linked polyacrylic acid polymer; and (b) Chitosan or another cationic polymer, which formulations are currently known as “DuraSite 2”

Effective Date	means the date of this Agreement

EMA	means the European Medicines Agency, or any successor entity thereto

Equivalent Products	means the versions of the Products (to the extent not identical to them), as adapted and/or developed and/or used (or intended for use) outside the Territory by or on behalf of Insite or under licence from Insite to the extent the terms of such licence enable Insite to disclose its licensee’s versions of the Products (or elements thereof) to Nicox without further payment provided that Insite shall use reasonable commercial efforts to obtain such enabling terms in its licence agreements with such licensees

Existing Insite Patents	means the Patents set out in Appendix D and all Patents in the Territory (and outside the Territory with respect to Patents covering the manufacture and/or Development (other than clinical Development) of Products) that claim priority from any of them; provided that, for the avoidance of doubt, “Existing Insite Patents” shall not include the Pfizer Patents

Exploit, Exploiting, and/or Exploitation	means Development, Distribution, and/or Manufacture

FDA	means the United States Food and Drug Administration, or any successor entity thereto

Field	means the topical treatment of human ophthalmic diseases, infections, inflammatory and other conditions of the human eye; provided that, for the avoidance of doubt, “Field” shall not include any veterinary applications

First Commercial Sale	means, with regard to a specific Product in a country of the Territory, the first commercial sale by Nicox (or any Specified Reseller) of such Product to a third party for end use or consumption in such country after Nicox’s (or such Specified Reseller’s) receipt of Regulatory Approval for such Product in such country. Use of such Products for promotional, sampling or compassionate use purposes that are customary in the prevailing pharmaceutical industry shall not be considered a commercial sale hereunder

FTE	means the efforts of one or more employees of Insite performing work related to this Agreement equivalent to the efforts of one full-time Insite employee for one year (consisting of a total of 2,000 work hours per year)

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Good Clinical Practice	means the then current regulatory standards for designing, conducting, performing, monitoring, auditing, recording, analysing and reporting clinical trials, and any regulations or guidance documents promulgated thereunder, as amended from time to time, as are required by any Regulatory Authority in the applicable territory

Good Laboratory Practice	means the then current regulatory standards for laboratory activities for chemicals, chemical products, pharmaceuticals or biologicals, and any regulations or guidance documents promulgated thereunder, as amended from time to time, as are required by any Regulatory Authority in the applicable territory

Good Manufacturing Practice	means all applicable laws and standards and the principles and guidelines pertaining to then current good manufacturing practice in the applicable territory as they relate to Products or Equivalent Products, including standards for equipment, facilities, production and quality control established by any Regulatory Authority in the applicable territory

Governmental Authority	means any court, agency, department, authority or other instrumentality of any foreign, federal, state, county, city or other political subdivision

Group	has the meaning given in clause 23.3

Improvement	means an improvement, enhancement, development, modification or alteration of or in the Background Information, Insite Technology or a Product (including any step in the process of its Manufacture) that would enhance its efficacy, safety or ease of use, reduce its cost or the time of its Manufacture or render it in any other way preferable (and “Improve” shall have a corresponding definition)

Initial Indications	means the indications detailed in Appendix A, as amended in accordance with clause 7.14

Insite Authorized Representatives	means the Chief Executive Officer of Insite or his delegated senior representative

Insite Change of Control	means (a) the sale of all, or substantially all, of Insite’s consolidated assets in any single transaction or series of related transactions to a Competitor of Nicox; (b) the acquisition by a Competitor of Nicox of Insite’s common stock possessing a majority of the ordinary voting power to elect directors of Insite; or (c) any merger or consolidation of Insite with or into a Competitor of Nicox (regardless of which entity is the surviving entity) if, after giving effect to such merger or consolidation, the holders of Insite’s voting securities immediately prior to such merger or consolidation own voting securities of the surviving or resulting entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting entity

Insite Data	has the meaning given in clause 4.3

Insite Data Licensee	a third party to whom Insite has licensed the Insite Technology and/or Background Information, whose information (including all pre-clinical and clinical data and information, chemistry, manufacturing and controls (CMC) data, and manufacturing data) relating to the Products and/or Equivalent Products and/or the DuraSite Technology in or relating to the Field is assigned to or licensed back to Insite on terms which permit its disclosure to and use by Nicox without further payment

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Insite Improvement	means (a) an Improvement where Insite is the sole owning Party of the Intellectual Property Rights in an Improvement; (b) Insite’s rights in the Intellectual Property Rights of any jointly owned Improvement; and (c) any Improvement owned by a Third Party that is Controlled by Insite and capable of license to Nicox pursuant to clause 7.19

Insite Marks	means the trademarks, trade names, logos and designs of Insite for use with Products in the Field in the Territory as set out in Appendix C

Insite Non-Patented Improvement	means an Insite Improvement that is not covered by a Patent in the Territory

Insite Patented Improvement	means an Insite Improvement that is covered by a Patent in the Territory

Insite Patents	means (a) the Existing Insite Patents; and (b) any other Patents Controlled by Insite during the Term to the extent such Patent covers the manufacture, use, or sale of a Product in the Field or the use of the DuraSite Technology with respect to a Product in the Field; provided that Insite Patents will be limited to Patents in the Territory, except with respect to Patents covering the manufacture and/or Development (other than clinical Development) of Products; provided further that “Insite Patents” shall not include the Pfizer Patents; provided further that “Insite Patents” excludes any (i) Insite Patents covering Insite Patented Improvements after the Payment Period; (ii) Patents covering information, data or Improvements resulting from an independent study conducted by Insite under clause 7.10 (except to the extent Nicox acquires a right to use such information, data and Improvements under clause 7.13 and, if applicable, clause 7.18); and (iii) any Patents Controlled by Insite as a result of a licence agreement with a third party that is not an Insite Data Licensee except to the extent they are included under clause 7.19

Insite Technology	means the Insite Marks, Insite Patents, Pfizer Patents, DuraSite Technology, Know How and Miscellaneous IP

Intellectual Property Rights	means all patents, trademarks, copyright, rights in designs, database rights, know-how, trade secrets, rights in confidential information and all other intellectual property rights or forms of protection of a similar or equivalent nature or effect which may subsist anywhere in the world (whether or not registered or capable of registration), together with all applications for registration of and rights to apply for any of the above

***	***

Key European Territory	means France, Germany, Italy, Spain and the United Kingdom

Know How	means all technical information and know-how Controlled by Insite as of the Effective Date or during the Term relating to the Products and Equivalent Products and/or the DuraSite Technology with respect thereto, in each case in or relating to the Field (including the Manufacture and Distribution of the Products in the Field), including

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trade secrets, reports, product specifications, formulations, data analyses, manufacturing processes, the results of tests and related data and information, together with all common law or statutory rights protecting any such know-how, including any action for breach of confidence and any similar or analogous rights whether arising or granted under the laws of France or any other jurisdiction; provided that Know How excludes any information or know-how related to (a) any Insite Non-Patented Improvements created after the fifth anniversary of the Effective Date, unless a licence is agreed by the Parties pursuant to the provisions of clause 7.18(c); or (b) information, data or Improvements resulting from an independent study conducted by Insite under clause 7.10 (except to the extent Nicox acquires a right to use such information, data and Improvements under clause 7.13 and, if applicable, clause 7.18); provided further that Know How excludes any Patents or trademarks

Manufacture	means all activities related to the production, manufacture, processing, control (including in-process control and batch control), filling, finishing, testing, packaging, labelling, inspection, release, receiving, holding, storing, and shipping of the Product, or any raw or starting materials or packaging materials with respect thereto, or any intermediate stage or device part of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control (and “Manufactured”, “Manufacturing” and other cognate expressions shall be defined accordingly)

Manufacturing Committee	has the meaning given in clause 6.1

MEA Agreement	means the agreement referred to in Part 1 of Appendix F

MEA Agreement Countries	has the meaning given in clause 7.4

Miscellaneous IP	means all Intellectual Property Rights Controlled by Insite as of the Effective Date or during the Term (other than the DuraSite Technology, Insite Patents, Pfizer Patents, Insite Marks and Know-How) that are necessary to Distribute and/or Manufacture the Products in the Field or that are otherwise reasonably directly related to the Products (including their bottles, packaging materials and similar items); provided that “Miscellaneous IP” excludes any Intellectual Property Rights in (a) any next generation cross-linked polyacrylic acid polymer technology (such as DuraSite 2); (b) any Patents or trademarks; (c) any Insite Improvements; or (d) any information, data or Improvements resulting from an independent study conducted by Insite under clause 7.10

Net Sales	means the gross amount invoiced by Nicox or any Specified Reseller from Products sold or otherwise provided for consideration by Nicox or such Specified Reseller to Nicox’s Customers, reduced by the following amounts if and as allowed to be included in reported net sales as calculated in accordance with the International Financial Reporting Standards (IFRS), consistently applied, and if and as customary in the prevailing pharmaceutical industry, and if not previously deducted from the amount invoiced:

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(a) amounts actually allowed as trade, selling commissions, volume or quantity discounts, including early pay cash discounts;

(b)      amounts repaid or credited by reason of defects, recalls, accrued or actual returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the relevant Product;

(c) rebates and administrative fees paid to medical health care organizations in line with approved contract terms;

(d) rebates resulting from direct or indirect government (or an agency thereof) rebate programmes or chargeback programmes;

(e) rebates paid to wholesalers for inventory management programmes or distribution management agreements, in accordance with Nicox practice consistently applied;

(f)       taxes up to the amount specifically identified and included in invoiced amount for sales or excise taxes and duties (including VAT), custom duties, and other governmental charges (including payments made to United Kingdom government departments under the UK Pharmaceutical Pricing Regulatory Scheme (PPRS) or similar programmes in any countries of the Territory) imposed directly on and actually paid by Nicox, but specifically excluding any income taxes; and

(g) transportation costs up to the amount specifically identified and included in invoiced amounts, including insurance and shipping, freight, and handling charges.

If a Product is sold or otherwise commercially disposed of in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s length transactions in the relevant country. The foregoing shall not apply:

(i)       to the sale or other disposition of Products for no consideration, at cost, or on a reasonable “cost plus” basis by Nicox or the Specified Resellers for use in a clinical trial; or

(ii)      to the disposition of Product for no consideration, at cost or on a reasonable “cost plus” basis by Nicox or the Specified Resellers as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose) or for compassionate use

Nicox’s Agents	means those employees, sub-contractors or consultants of Nicox who assist Nicox, directly or indirectly, in running Nicox’s business or in performing services related in any way to Nicox’s business in relation to the Products

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Nicox Authorized Representative	means the Chief Executive Officer of Nicox or his delegated senior representative

Nicox Change of Control	means (a) the sale of all, or substantially all, of Nicox’s consolidated assets in any single transaction or series of related transactions to a ***; (b) the acquisition by *** of Nicox’s common stock possessing a majority of the ordinary voting power to elect directors of Nicox; or (c) any merger or consolidation of Nicox with or into *** (regardless of which entity is the surviving entity) if, after giving effect to such merger or consolidation, the holders of Nicox’s voting securities immediately prior to such merger or consolidation own voting securities of the surviving or resulting entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting entity

Nicox’s Customers	means the party or parties, excluding for the avoidance of doubt Specified Resellers, who purchase the Products from Nicox or any Specified Reseller

Nicox Improvement	has the meaning given in clause 7.18(a)

Nicox Licensed Data	has the meaning given in clause 4.4

Patent	means all patents, patent applications (including all additions, divisions, continuations, continuations-in-part), reissues and re-examinations and any extensions and renewals thereof in whatever legal form and by whatever legal title they are granted, including rights arising in respect thereof pursuant to any supplementary protection certificates, and including any registered designs

Payment Period	has the meaning given in clause 3.5(e)

Pfizer	means Pfizer Inc.

Pfizer Agreement	means the Exclusive License Agreement entered into by Insite and Pfizer on February 15, 2007, relating to the Pfizer Patents, as attached at Appendix L, together with any amendments thereto agreed between Pfizer and Insite which, to the extent they may adversely affect Nicox, have been approved by Nicox in writing

Pfizer Patent Sub-licensee	has the meaning given in clause 2.3(i)

Pfizer Patents	means the Patents Controlled by Insite as of the Effective Date as set forth at Appendix E and all other Patents (if any) Controlled by Insite during the Term, in each case, through a licence under the Pfizer Agreement to the extent such Patents cover the manufacture, use, or sale of the Specified Products in the Field or the use of the DuraSite Technology with respect to the Specified Products in the Field; provided that Pfizer Patents will be limited to Patents in the Territory, except with respect to Patents covering the manufacture and/or Development (other than clinical Development) of Specified Products

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Pricing/ Reimbursement Approval	means, with respect to any country or group of countries in the Territory, any pricing/reimbursement approvals for the Products by the appropriate Governmental Authority in said country or group of countries that are required either to (a) legally market and sell the Product in the Field in said country or group of countries; or (b) market and sell the Product in the Field in said country or group of countries on a reasonable commercial basis

Products	means the products known as of the Effective Date as AzaSite, AzaSite Xtra and BromSite and listed in Appendix A, as such products are adapted in accordance with this Agreement as required for their Regulatory Approval in the Field in the Territory or Improved

Quarter	means each three month period commencing on 1 January, 1 April, 1 July and 1 October, in a Year

Regulatory Approval	means all authorizations, licences and approvals granted by a Regulatory Authority which are necessary or desirable to develop, distribute, manufacture, and/or otherwise exploit pharmaceutical products (including those which are necessary or desirable to Exploit the Products in the Field)

Regulatory Authority	means in relation to a country, region or area, any governmental department or authority or other regulatory agency or authority regulating or authorizing the development, manufacture, distribution or other commercialization of pharmaceutical products, including the FDA in the USA (outside the Territory) and the EMA in Europe, individual competent authorities in the EU member states and individual competent authorities elsewhere in the Territory

Regulatory Dossier	means those documents submitted in support of applications for Regulatory Approvals together with all subsequent correspondence or reporting required to maintain the Regulatory Approvals for a product

Regulatory Requirements	means any applicable regulatory requirements under any laws or of any Regulatory Authority

Regulatory Submissions	means all applications, Regulatory Dossiers and the like submitted to a Regulatory Authority for the purpose of conducting clinical trials or notifying or obtaining Regulatory Approval from that Regulatory Authority or to maintain a Regulatory Approval, including the filing of pharmacovigilance reports

Royalties	has the meaning given in clause 3.5

Second Contract Manufacturer	has the meaning given in clause 8.6

Specified Products	means the Products known as of the Effective Date as AzaSite and AzaSite Xtra, as such Products are adapted or modified following the Effective Date in accordance with this Agreement or Improved

Specified Resellers	means (a) any company of Nicox’s Group, as permitted under clause 23.16, except that, for purposes of determining whether a company is in Nicox’s Group, the threshold for “control” under clause 23.3 will require ownership of only 20% (not 50%) or more of the issued shares; (b) any Authorized Resellers appointed directly by Nicox in respect of sales by them in the Key European Territory; (c) any persons

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sub-licensed by Nicox under the Pfizer Patents to Distribute or have Distributed Specified Products in the Field in the Territory; and (d) any other Authorized Reseller or sub-licensee whose agreement with Nicox for Distribution of the Products in the Field in the Territory provides for such Authorized Reseller or sub-licensee to pay Nicox a royalty on its sales of Products (rather than a transfer price for the purchase of Product from Nicox)

Term	means the period of this Agreement as described in clause 19.1

Territory	means the countries listed in Appendix B

Third-Party Patent	has the meaning given in clause 7.19

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Year	means each 12-month period commencing 1 January and ending 31 December (or any relevant portion thereof during the Term)

1.2	Any reference in this Agreement to any provisions of a statute shall be construed as a reference to those provisions as amended, re-enacted or extended at the relevant time and shall also include subordinate and enabling legislation relating to relevant statutes.

1.3	The headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

1.4	References to persons shall include individuals, firms, corporations, trusts, unincorporated associations, partnerships, other entities and Governmental Authorities, in each case whether or not having a separate legal personality.

1.5	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.6	Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part.

1.7	In the event of any inconsistency between the main body of this Agreement and the Appendices, the main body shall prevail.

1.8	The Appendices to this Agreement are incorporated into this Agreement. References in this Agreement and the Appendices to the Parties, Appendices and clauses are references respectively to the Parties, Appendices and clauses of this Agreement.

1.9	Any rights and obligations in this Agreement referencing or relating to the Pfizer Patents and/or the Pfizer Agreement apply solely in relation to the Specified Products and not to any other Products.

2	Appointment, licences and relationship of the Parties

Appointment

2.1	Insite hereby appoints Nicox as its exclusive distributor for the purpose of Distributing the Products in the Field in the Territory during the Term. Nicox may appoint Authorized Resellers to act as sub-distributors for the purposes of such Distribution of the Products, which Authorized Resellers may themselves appoint further sub-distributors (through multiple tiers), which further sub-distributors will also be deemed Authorized Resellers hereunder.

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2.2	Insite hereby grants to Nicox an exclusive (subject to clause 2.3(f)) sub-licensable (as provided pursuant to clause 2.3(i)) licence under the Background Information and the Insite Technology to:

(a)	Distribute or have Distributed the Products in the Field in the Territory;

(b)	(i) clinically Develop or have Developed the Products in the Field in the Territory, including for the avoidance of doubt to register or have registered the Products in the Field in the Territory; and (ii) Develop or have Developed (other than clinical Development) the Products anywhere in the world in the Field for purposes of Distribution in the Field in the Territory; and

(c)	Manufacture or have Manufactured the Products anywhere in the world for the above purposes,

during the Term (and thereafter to the extent expressly so provided in clauses 19 and 20.3); provided that, with respect to the Pfizer Patents, the foregoing licence is solely to the extent not greater than the rights and licences granted to Insite under the Pfizer Agreement.

2.3	Nicox accepts such appointment and licences on the terms and conditions set forth herein, and Nicox agrees, on behalf of itself, Nicox’s Agents, Authorized Resellers and other sub-licensees as follows:

(a)	Nicox shall not develop Products outside the Field; and Nicox shall not promote, solicit orders for, sell or otherwise Distribute Products outside of the Territory and/or outside of the Field;

(b)	the licences and rights granted to Nicox under this Agreement shall not include the right to conduct any clinical trials outside the Territory;

(c)	Nicox may engage third parties to Distribute Products as Authorized Resellers in any country or countries of the Territory; provided that (i) such engagement must be pursuant to a written agreement and must contain provisions that are consistent with the applicable terms and conditions of this Agreement, including terms and conditions as to use of Background Information and Insite Technology and including obligations of the nondisclosure and non-use of Insite’s Confidential Information at least as restrictive as those set forth in clause 11; and (ii) Nicox shall remain responsible for the compliance with such applicable terms and conditions of this Agreement by such Authorized Resellers. Without prejudice to the foregoing and for clarification, Nicox’s liability to Insite in respect of any breach by an Authorized Reseller of such applicable terms and conditions of this Agreement shall be limited to the amount of any damages recovered by Nicox from the Authorised Reseller in respect of the breach that represents the loss suffered by Insite as a direct result of the breach; provided that (A) Nicox shall terminate the applicable Authorized Reseller agreement if the Authorized Reseller fails to timely cure its material breach within the remedy period permitted in the applicable Authorized Reseller agreement, provided such remedy period is consistent with the remedy periods set forth in clause 19.2(a), which Authorized Reseller agreement must provide that Nicox has the right to terminate the Authorized Reseller agreement under terms consistent with, or more favourable to, the termination rights Insite has under this Agreement; and (B) Nicox shall take commercially reasonable steps to enforce the provisions of the Authorized Reseller agreement that mirror the terms and conditions of this Agreement. Where an Authorized Reseller is, as a result of its engagement by Nicox hereunder, a sub-licensee of rights to the Background Information or Insite Technology, the provisions of clause 2.3(i) shall apply;

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(d)	Nicox shall not Distribute (and shall require its Authorized Resellers and other sub-licensees not to Distribute) any Products in the Territory in circumstances in which Nicox (or such Authorized Reseller or other sub-licensee) knows or reasonably should know such Products will be distributed or sold outside the Territory, subject to any applicable laws, it being acknowledged that it may be unlawful to prevent or restrict parallel imports between certain countries;

(e)	the licences and rights granted to Nicox under this Agreement shall not include a right to:

(i)	develop, distribute, manufacture, or otherwise exploit, and Nicox expressly covenants that it shall not (and shall not grant any Affiliate, Authorized Reseller, other sub-licensee or other third party the right to) develop, distribute, manufacture, or otherwise exploit, the Background Information or Insite Technology in connection with any products other than the Products; or

(ii)	distribute, or otherwise exploit, and Nicox expressly covenants that it shall not (and shall not grant any Affiliate, Authorized Reseller or other sub-licensee the right to) distribute, or otherwise exploit, the Products or the Background Information or Insite Technology in connection with any Products outside the Field and/or outside the Territory (provided that this clause 2.3(e)(ii) will not limit Development or manufacturing of Products within the Field as provided in clauses 2.2(b) and 2.2(c));

(f)	except as provided in clause 18, Insite shall retain the rights under the Background Information and Insite Technology (i) to develop, have developed, make, have made, use and have used Products in the Field in the Territory solely for the purposes of sale or other distribution outside the Field and/or outside the Territory, excluding the right to carry out clinical Development in respect of human subjects in the Territory without the prior written consent of Nicox such consent not to be unreasonably withheld; and (ii) to carry out and perform its tasks and responsibilities under this Agreement, including pursuant to clause 7.7;

(g)	to the extent required by and in conformance with any applicable laws, Nicox shall mark Products with the numbers of the applicable Insite Patents and Pfizer Patents;

(h)	for the avoidance of doubt, the licence granted under clause 2.2 includes the right to use any Insite Technology related to bottles, other packaging materials and similar items in respect of the Products for Nicox’s Exploitation of the Products in the Field in the Territory, including the right to make Improvements to any such Insite Technology; and

(i)	Nicox may grant sub-licences of its licence under this Agreement; provided that (i) all sub-licences granted under this Agreement must be pursuant to a written agreement and must contain provisions that are consistent with the applicable terms and conditions of this Agreement, including terms and conditions as to use of Background Information and Insite Technology and including obligations of the nondisclosure and non-use of Insite’s Confidential Information at least as restrictive as those set forth in clause 11; (ii) Nicox shall remain responsible for the compliance with such applicable terms and conditions of this Agreement by all sub-licensees; (iii) Nicox will provide Insite with a copy of its written agreements with its sub-licensees within thirty (30) days, or, if the sub-licence covers the Pfizer Patents, within eight (8) days of execution thereof; and (iv) any sub-licence of any rights under the Pfizer Patents will also require Pfizer’s prior approval and compliance with the terms of the Pfizer Agreement (including Section 2(c)) (such sub-licensee, a “Pfizer Patent Sub-licensee”). Without prejudice to the foregoing and for clarification, Nicox’s liability to Insite in respect of any breach by a sub-licensee of such applicable terms and conditions of this Agreement shall be limited to the amount of any damages

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recovered by Nicox from the sub-licensee in respect of the breach that represents the loss suffered by Insite as a direct result of the breach; provided that (A) Nicox shall terminate the applicable sub-licence agreement if the sub-licensee fails to timely cure its material breach within the remedy period permitted in the applicable sub-licence agreement, provided such remedy period is consistent with the remedy periods set forth in clause 19.2(a), which sub-licence agreement must provide that Nicox has the right to terminate the sub-licence agreement under terms consistent with, or more favourable to, the termination rights Insite has under this Agreement; and (B) Nicox must take commercially reasonable steps to enforce the provisions of the sub-licence agreement that mirror the terms and conditions of this Agreement.

Relationship of the Parties

2.4	Nicox (and Nicox’s Agents, Authorized Resellers and other sub-licensees, where applicable) shall be acting as an independent contractor at all times while this Agreement is in effect, and shall not be acting and performing its obligations as an employee, agent, joint venturer, or franchisor-franchisee of Insite for any purpose. Nicox (and Nicox’s Agents, Authorized Resellers and other sub-licensees, where applicable) shall not have any right, power, or authority to act or to create any obligation, express or implied, on behalf of Insite.

3	Payments

3.1	In consideration of the rights granted to Nicox hereunder, Nicox shall:

(a)	make a payment of three million US dollars (US$3 million) to Insite on the Effective Date provided it has received a valid invoice for such amount, or, if not, such later date which is within five Business Days after receiving such an invoice; and

(b)	pay to Insite for each of the Products (i) a milestone payment of *** on the occurrence of the first Pricing/Reimbursement Approval for the Product in any Key European Territory; and (ii) the milestone payments set forth in the table below on the occurrence of the first to occur of the obtaining by Nicox (or its Authorised Resellers, Specified Resellers or any other sub-licensee of Nicox) of marketing approval of the Product set forth below for the relevant indication set forth below either (A) via the centralised procedure; or (B) in at least three (3) countries of the Key European Territory in either case by no later than the relevant longstop date (if stated) in accordance with the following table:

Product	Indication	Milestone	Longstop Date

AzaSite	Bacterial conjunctivitis (a) no additional clinical trial (b) with additional clinical trial	$*** $***	30 March 2017 30 March 2018

AzaSite Xtra	Any indication	$***	30 March 2017

BromSite	(a) Pain/Inflammation post cataract surgery	$***	30 March 2017

	(b) each subsequent indication (for which a separate marketing authorization is required)	$***	None

Each milestone shall be paid only once for each Product, save as expressly set out above;

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(c)	pay to Insite the following sales milestone upon first reaching the following Net Sales thresholds (aggregating Net Sales for all Products in the Territory) in a consecutive 12-month period:

Net Sales during consecutive 12 month period	Milestone Payment Amount
€***	$***
€***	$***

Each milestone shall be paid only once.

3.2	Upon Nicox becoming aware of the occurrence of each event triggering a payment under clause 3.1(b) or 3.1(c), Nicox shall notify Insite within ten (10) days, and Insite shall then submit an invoice to Nicox for the relevant amount payable. Nicox shall pay the milestone payment within the later of thirty (30) days of Nicox notifying Insite of such occurrence and ten (10) days following receipt of such invoice. If Nicox fails to pay any amount by the due date, Insite may charge interest on any outstanding amount at a rate equivalent to 200 basis points above the daily LIBOR rate then in force.

3.3	Any taxes that Nicox is required by applicable laws to deduct or withhold from amounts payable to Insite shall be deducted or withheld by Nicox at the rate(s) required by applicable laws and paid to the appropriate governmental agency on behalf of Insite. Nicox shall submit to Insite reasonable proof of payment of the deducted or withheld taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such taxes are remitted to the proper authority. The Parties will co-operate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

3.4	For the avoidance of doubt, all payments under the terms of this Agreement are expressed to be inclusive of all applicable taxes or duties applicable in any country of the Territory.

3.5	In consideration of the Exploitation rights granted to Nicox hereunder, Nicox shall pay running royalties (“Royalties”) to Insite as detailed below:

(a)	for sales in the Key European Territory (on an aggregated basis for all Products sales in the Key European Territory), an amount equal to:

(i)	*** of the first *** of Net Sales in the Key European Territory in any Year;

(ii)	*** of the portion of Net Sales in the Key European Territory which are greater than *** and less than or equal to *** in any Year;

(iii)	*** of the portion of Net Sales in the Key European Territory which are greater than *** and less than or equal to *** in any Year; and

(iv)	*** of the portion of Net Sales in the Key European Territory which are greater than *** in any Year;

(b)	for all other sales in the Territory (on an aggregated basis for all such Products’ sales in the Territory), excluding, for the avoidance of doubt, the Key European Territory, an amount equal to:

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(i)	*** of the first *** of Net Sales outside of the Key European Territory in any Year;

(ii)	*** of the portion of Net Sales outside of the Key European Territory which are greater than *** and less than or equal to *** in any Year; and

(iii)	*** of the portion of Net Sales outside of the Key European Territory which are greater than *** in any Year;

(c)	subject to clause 3.5(d), on a Product-by-Product basis, Royalties payable on Net Sales of a particular Product generated in any country shall be reduced by twenty five per cent (25%) if:

(i)	a direct generic competitor to the affected Product is being marketed, for use in human beings, by one or more third parties in that country; and

(ii)	Net Sales for the affected Product in that country decline by twenty five per cent (25%) or more, comparing Net Sales of the affected Product in any Quarter following entry of the direct generic competitor with the Net Sales of the affected Product in the same Quarter of the previous year.

Following the occurrence of the events described in both clause 3.5(c)(i) and (ii) above, Royalties on the affected Product in the affected country shall then be payable at the reduced percentage for so long as there remains a direct generic competitor in the affected country, subject to clause 3.5(d);

(d)	on a Product-by-Product basis, Royalties payable on Net Sales of a particular Product generated in any country shall be reduced by fifty per cent (50%) if:

(i)	a direct generic competitor to the affected Product is being marketed, for use in human beings, by one or more third parties in that country; and

(ii)	Net Sales for the affected Product in that country decline by fifty per cent (50%) or more, comparing Net Sales of the affected Product in any Quarter following entry of the direct generic competitor with the Net Sales of the affected Product in the same Quarter of the previous year.

Following the occurrence of the events described in both clause 3.5(d)(i) and (ii) above, Royalties on the affected Product in the affected country shall then be payable at the reduced percentage for so long as there remains a direct generic competitor in the affected country;

(e)	Royalties shall be payable, on a country by country and Product by Product basis, until the latest of:

(i)	expiry or revocation of the last Existing Insite Patent and Pfizer Patent to expire covering such Product (including, for the avoidance of doubt, the manufacture, use, or sale thereof) in the relevant country;

(ii)	ten (10) years from:

(A)	in the case of a Product covered by a Pfizer Patent, namely the Specified Products, the First Commercial Sale of such Product in the relevant country; and

(B)	in the case of all other Products, the first Pricing/Reimbursement Approval of the Product in the relevant country (or if no Pricing/Reimbursement Approval is sought, the first Regulatory Approval of the Product in the relevant country); and

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(iii)	expiry or revocation of Nicox’s statutory market exclusivity on such Product in the relevant country,

the “Payment Period”.

For the purposes of this clause 3.5, “direct generic competitor” means a third party version of any Product that has been designated as a generic or therapeutic equivalent product by a Regulatory Authority in the applicable country of the Territory (more specifically, in Europe, the application has been accepted according to Article 10 (art. 10(1) generic or 10(3) hybrid) of Directive 2001/83/EC by the reference Member State in the mutual recognition or decentralised procedure).

3.6	If one or more licences of Patents (and/or licences of know how to the extent such a licence results from the misuse of third party know how by Insite, its agents, sub-contractors or licensees, without prejudice to any other right or remedy of Nicox) from third parties are required by Nicox in order to Exploit a Product in the Field (“Third Party Patent Licences”) in any country in the Territory, fifty per cent (50%) of the royalties and any other payments actually paid by Nicox under such Third Party Patent Licences with respect to the Exploitation of such Product in the Field in such country of the Territory shall be creditable against the Royalties due from Nicox to Insite with respect to the sale of such Products in such country; provided that, in no case, shall such reduction lower the amount of the royalties otherwise payable under clause 3.5(a) or 3.5(b), or clause 3.5(c) or 3.5(d), as applicable, by more than fifty per cent (50%).

3.7	Notwithstanding the foregoing, for so long as Insite owes any royalty payments under the Pfizer Agreement, on a Specified Product-by-Specified Product and country-by-country basis, the Royalties due from Nicox to Insite with respect to the sale of any Specified Product in a country shall not be reduced to an amount that is less than the amount actually payable by Insite to Pfizer under the Pfizer Agreement with respect to such Specified Product in such country.

3.8	Nicox shall, starting from the date of the First Commercial Sale of any Products and for the remainder of the Payment Period, within twenty-five (25) days after each Quarter or, in the case of the Specified Products within fifteen (15) days of the end of such Quarter, deliver to Insite a detailed statement, on a Product-by-Product and country-by-country basis, showing (a) Net Sales during such Quarter in the currency in which sales were made and in Euros after the application of the exchange rate pursuant to clause 3.10, including setting forth the gross amounts invoiced and any deductions taken in the calculation of Net Sales and setting forth the entity rendering the invoice; (b) Royalties payable to Insite under this Agreement based on the foregoing; (c) the exchange rates and other methodology used in converting into Euros from other currencies in which sales were made; (d) dispositions of Products by Nicox (or any Specified Reseller) other than pursuant to sale for cash; and (e) withholding taxes, if any, deducted in respect of such Royalties pursuant to clause 3.3. Upon receipt of Nicox’s statement, Insite shall issue an invoice to reflect the Royalties payable to Insite in respect of the Quarter. Royalty payments for each Quarter shall be due within ten (10) days of receipt of Insite’s invoice for the relevant payment. Late payments shall be subject to interest at the rate referred to in clause 3.2.

3.9	For a period of five (5) years from the end of the Quarter in which the particular payment is due, Nicox shall keep (and shall cause the Specified Resellers to keep) complete and accurate records in relation to Net Sales (and the calculations thereof) and in relation to the number of batches required to calculate payments with respect to the Equipment Fee (where applicable) under clause 8.5 and shall permit Insite’s appointed external accountant to visit its premises on up to one occasion in any twelve (12) month period, or at least six (6) months after the previous examination if it has revealed a material discrepancy, on reasonable notice to examine and make copies of the relevant books and records for the purpose of verifying the accuracy of the reports made by Nicox and the amounts paid or payable under this clause 3 or clause 8.5. The cost for any such audit shall be borne by Insite except where it reveals an underpayment greater than three per cent (3%),

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in which case it shall be borne by Nicox, but without prejudice to other remedies. If, as a result of any audit of the books and records of Nicox, it is shown that payments under this Agreement were less than the amount that should have been paid, then Nicox shall make all payments required to be made to eliminate any such discrepancy within ten (10) business days of receipt of an invoice therefor, which may include interest at the above rate. Nicox shall also cause the Specified Resellers to permit Nicox to audit such Specified Resellers to audit their relevant books and records for the purpose of Nicox verifying the accuracy of the reports made by such Specified Resellers and the amounts paid or payable. In addition, where reasonably requested by Pfizer, Nicox shall permit (and shall cause its Pfizer Patent Sub-licensees to permit) an independent accountant selected by Pfizer to audit Nicox’s (or such sub-licensee’s) books and records on Pfizer’s behalf in connection with sales of Specified Products in the same manner and to the same extent that Insite is required to maintain and permit audits of Insite’s books and records with respect to such sales under Section 4(c) of the Pfizer Agreement; provided that such obligations shall automatically expire once Insite’s obligations under the provisions of Section 4(c) of the Pfizer Agreement expire or terminate for any reason.

3.10	All payments contemplated under this Agreement shall be in Euros (except as provided in clause 3.1, which payments shall be made in US Dollars) and shall be made by wire transfer payment to the bank account designated by the receiving Party. Euros shall be the currency of account. When calculating Net Sales, the amount of such sales in currencies other than Euros shall be converted into Euros using the average monthly foreign exchange rates for the relevant currency for the calendar month during which the Net Sales are recorded, as such exchange rates are published by the U.S. Federal Reserve in Federal Reserve Statistical Release G5-Foreign Exchange Rates (available on the website http://www.federalreserve.gov/releases/g5/current/default.htm (or any successor site)). If the average exchange rate for a currency is not published by the Federal Reserve, conversion shall be made based on the average mid closing rate of exchange quoted by Bloomberg (or its successor) for the same time period.

3.11	Nicox acknowledges the provisions of Section 4(b) of the Pfizer Agreement regarding estimated monthly Net Sales, and Nicox agrees to facilitate compliance with such provisions in respect of the Specified Products. Nicox further acknowledges that to the extent Nicox delivers information regarding such estimated monthly Net Sales to Insite for further delivery by Insite to Pfizer, then such further delivery shall not constitute a breach of clause 11 of this Agreement. Nicox’s obligations under this clause shall automatically expire once Insite’s obligations under the provisions of Section 4(b) of the Pfizer Agreement expire or terminate for any reason.

3.12	Insite acknowledges and agrees that the payments set out in this Agreement (including the payments set out in this clause 3, and including payments under clauses 7.4, 8.8 and 8.9, payment associated with a separate agreement entered into by the Parties under clause 7.18, and payments associated with clinical trials under clauses 7.9, 7.11, and/or 7.13 (to the extent payable to Insite)), together with the payments for the Hire Agreement (where applicable) set out in clause 8.5, comprise all of the payments to be made by Nicox to Insite with respect to the subject matter of this Agreement.

4	Information

Existing Background Information and Know How

4.1	No later than thirty (30) days following the Effective Date, Insite shall provide to Nicox, in an Electronic Common Technical Document (eCTD) format:

(a)	any and all Know How and Background Information in Insite’s possession and Control as at the Effective Date and not already in Nicox’s possession, including the following:

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(i)	for AzaSite: NDA package, all existing data, including prior meeting minutes with any Regulatory Authorities, stability, EU formulations (EU products with EU specifications, analytical methods);

(ii)	for BromSite: NDA package (as far as it has been prepared), all existing data, including prior meeting minutes with any Regulatory Authorities, stability, EU formulations (EU products with EU specifications, analytical methods); and

(iii)	for all other Products: IND/CTA packages, all existing data, including prior meeting minutes with any Regulatory Authorities, stability, EU formulations (EU products with EU specifications, analytical methods); and

(b)	copies of all data, studies, results and other written materials comprised within the Know-How, including materials relating to the pre-clinical and clinical development of the Products, including trial master files and, if applicable, any information contained in the global safety database established and maintained by Insite.

4.2	Any disclosures made or documents delivered by Insite pursuant to clause 4.1 shall be considered Confidential Information of Insite.

Information generated during the term

4.3	Without prejudice to its obligations under clauses 7.21 through 7.27, Insite shall make available to Nicox, at a minimum each six (6) months during the Term (and in any event promptly upon any material new Know How becoming available to Insite which is relevant to the continuing rights or obligations of the Parties), all Background Information and Know How (including all scientific, pre-clinical, clinical, regulatory, manufacturing, quality assurance information and data constituting Background Information or Know How) generated during the Term in relation to Products and/or Equivalent Products by Insite or its Insite Data Licensees, agents, contractors or partners (“Insite Data”) solely for use in accordance with the rights granted to Nicox under this Agreement; provided that (a) Insite Data shall exclude any information or data (i) relating to an Insite Improvement, except to the extent provided pursuant to the provisions of clause 7.18; or (ii) generated from or relating to any clinical study carried out by or for Insite that is not an Approved Study, except to the extent Nicox acquires a right to use such information or data under clause 7.13 and, if applicable, clause 7.18; and (b) if Nicox does not have rights to use certain Insite Data under this Agreement without entering into a separate licence, Insite shall only be required to make available to Nicox a summary of such data in order to enable Nicox to determine whether it wishes to obtain such rights under clause 7.18 or 7.13, as applicable.

4.4	Without prejudice to its obligations under clauses 7.21 through 7.27, Nicox shall make available to Insite, at a minimum each six (6) months during the Term, all scientific, pre-clinical, clinical, regulatory, manufacturing, quality assurance information and data (including Development and safety data) generated during the Term in relation to the Products by Nicox, Nicox’s Agents, its sub-licensees or its other agents, contractors or partners (“Nicox Licensed Data”); provided that (a) Nicox Licensed Data shall exclude any information or data (i) relating to a Nicox Improvement, except to the extent a separate licence is entered into by the Parties in accordance with clause 7.18; or (ii) generated from or relating to any clinical study carried out by or for Nicox that is not an Approved Study, except to the extent Insite acquires a right to use such information or data under clause 7.13 and, if applicable, clause 7.18; and (b) Nicox shall, as provided in clause 7.13, only be required to make available to Insite a summary of such data in order to enable Insite to determine whether it wishes to obtain such rights under clause 7.18 or 7.13, as applicable. Nicox hereby grants to Insite, at no cost to Insite, a royalty-free, irrevocable, perpetual, transferable, sub-licensable, non-exclusive licence to use the Nicox Licensed Data (and all Intellectual Property Rights with respect thereto) solely in connection with development, manufacture, distribution or other exploitation of (including the right to make, use, offer for sale, sell, and import) Products in

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the Field outside the Territory or for veterinary applications worldwide. Insite shall be entitled to disclose Nicox Licensed Data licensed to it under this clause, and sub-license such licence, to Insite Data Licensees (but no other Insite licensee) and their agents, contractors and partners; provided that Insite procures that such Nicox Licensed Data is used solely for the development, manufacture, distribution and other exploitation of the Products outside the Territory in the Field (except with Adverse Event information, which may be shared and used globally, including with licensees who are not Insite Data Licensees) or for veterinary applications worldwide.

4.5	Unless otherwise agreed in writing between the Parties, if Insite undergoes an Insite Change of Control, then, from the date of such Insite Change of Control:

(a)	the provisions of clauses 4.3, 4.4, and 7.12 shall continue to apply with respect to any Approved Studies then being undertaken by the Parties as of the date of such Insite Change of Control, but such clauses shall otherwise no longer apply with respect to any other new Know How, Improvements, information or data generated during the Term;

(b)	the provisions of clause 7.13 shall no longer apply;

(c)	the provisions of clause 7.2 shall no longer apply; provided that, thereafter, every twelve (12) months following the Effective Date, Nicox shall provide to Insite a written report summarizing the efforts and accomplishments of Nicox (including efforts and accomplishments through Authorized Resellers and other sub-licensees) during the preceding twelve (12) month period in Developing Products in the Territory;

(d)	Nicox shall no longer be required to offer to Insite any new Nicox Improvements made after the date of the Insite Change of Control;

(e)	the provisions of clause 7.7 shall continue to apply but only with respect to any development activities assigned to Insite prior to the date of the Insite Change of Control, but such clause 7.7 will otherwise cease to apply; and

(f)	at Nicox’s option and upon written notice to Insite, the Collaboration and Development Committee and/or the Manufacturing Committee shall be disbanded (in which case all responsibilities assumed by the disbanded committee revert to Nicox) and all obligations of the Parties in relation thereto (including attendance at meetings) shall no longer apply, except as follows:

(i)	for the avoidance of doubt, any further clinical studies that a Party wishes to conduct shall be conducted in accordance with clause 7.10, without either Party having to propose the study pursuant to clause 7.9 or disclose or license any information or data to the other Party;

(ii)	Nicox will not be entitled to assume any responsibilities of a disbanded committee for matters that were subject to Insite’s final decision and approval authority, which matters will revert to Insite not Nicox upon disbandment of the committee (which includes, for the avoidance of doubt, all matters related to Insite Patents, Pfizer Patents, Insite Marks or other Intellectual Property Rights Controlled by Insite (except any Intellectual Property Rights owned or co-owned by Nicox)); and

(iii)	Nicox will not be entitled to assume any responsibilities of a disbanded committee that required approval of such committee without either Party having the final decision and approval authority or requiring unanimous consent, which responsibilities need not be approved through the disbanded committee but will continue to require the approval of both Parties.

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4.6	The Parties shall use commercially reasonable efforts to enter into Safety Data Exchange Agreements between all Parties and third parties who are marketing or running clinical trials on Products.

Compliance with laws

4.7	Each Party shall ensure that the information and data generated by it, on its behalf or by its suppliers complies with all applicable laws, rules and regulations, including, as applicable, Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice, and any other applicable practices such as good pharmacovigilance practice and good distribution practice.

5	Collaboration and Development Committee

5.1	Within thirty (30) days of the Effective Date, the Parties shall establish a governance committee (“Collaboration and Development Committee”) to assist in the overseeing of and making of recommendations and decisions relating to Development and regulatory matters relating to Development. The Collaboration and Development Committee shall be comprised of two (2) voting members from each respective Party (each a “Member”), one representing the clinical/Development function and the other representing the business/commercial function. Each Party may replace its Members at any time upon prior written notice to the other Party.

5.2	Each Party shall designate one of its Members as a co-chair of the Collaboration and Development Committee, and such co-chairs shall serve as the primary points of contact between the Parties with respect to matters relating to this Agreement and to resolve issues or disagreements between the Parties, as needed.

5.3	The Collaboration and Development Committee shall meet no less frequently than once per calendar quarter during the period of Development of the Products (until the obtaining of Regulatory Approval for the Products in each country of the Key European Territory) and thereafter at least once per year. At least one (1) meeting per year shall be in person, and the remaining meetings may be conducted by telephone or by videoconference. Minutes of the meetings shall be issued, with the responsibility for taking and issuing minutes alternating between the Parties. In person meetings shall alternate between Nicox’s facilities and Insite’s facilities, or such other location mutually agreed by the Collaboration and Development Committee, on such date and at such time as agreed to by the Collaboration and Development Committee.

5.4	All Members from each Party or their permitted designees must be present (including presence by telephone or video conference) at any meeting of the Collaboration and Development Committee for such meeting to proceed. In-person meetings shall require the physical attendance of all four (4) Members or their designees unless otherwise agreed.

5.5	Each Member shall be permitted to send a suitable designee in his or her place to a Collaboration and Development Committee meeting. Each Party may permit experts or specialists or other appropriate visitors to attend meetings of the Collaboration and Development Committee on notice to the other, provided that they shall not have a vote. Each Party shall be responsible for its own expenses for participating in the Collaboration and Development Committee and any subcommittee thereof.

5.6	The co-chairs of the Collaboration and Development Committee shall be responsible for agreeing on an agenda for each Collaboration and Development Committee meeting which shall be circulated at least ten (10) days prior to each Collaboration and Development Committee meeting and which shall include a copy of the then current Development Plan together with any proposals made by either Party for its amendment.

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5.7	The Collaboration and Development Committee shall have responsibility and authority to:

(a)	prepare and maintain development plans (“Development Plans”) for registration of each Product in the Field in the Territory for the Initial Indications, following the outline at Appendix G, and the Additional Indications. Each Development Plan shall include, inter alia, the scope of the Development (including any Approved Studies), a time-table and a budget. Each Development Plan may be amended from time to time, by decision of the Collaboration and Development Committee;

(b)	oversee and provide guidance and direction in connection with the Regulatory Approval of the Products in the Field in the Territory;

(c)	oversee and provide guidance and direction in connection with the overall strategy for Regulatory Submissions for Products in the Field in the Territory;

(d)	provide guidance and direction in connection with decisions by the Parties regarding the prosecution, maintenance, enforcement and defence of the Insite Patents, the Pfizer Patents (to the extent permissible under the Pfizer Agreement) and Insite Marks in the Territory and any other intellectual property matters relating to the Territory arising hereunder;

(e)	provide guidance on safety data exchanges between all parties involved in safety data collection and regulatory safety reporting for Products;

(f)	discuss and consider for approval studies proposed under clause 7.9 and overseeing Approved Studies in the Territory;

(g)	receive information relating to and review Improvements proposed under clause 7.16 and, in relation to Insite Improvements, consider and determine whether or not they should be jointly funded; and

(h)	perform such other functions as the Parties may agree in writing from time to time.

5.8	The Collaboration and Development Committee shall have no authority other than that expressly set forth in clause 5.7 or otherwise in this Agreement and, specifically, shall have no authority:

(a)	to amend or interpret this Agreement;

(b)	to make a decision that is inconsistent with the express terms of this Agreement;

(c)	to determine whether or not a Party has met its obligations under this Agreement;

(d)	to determine whether or not a breach of this Agreement has occurred; or

(e)	to address any disputes or disagreements between the Parties with respect to any payment owed or alleged to be owed by one Party to the other Party.

5.9	Decisions of the Collaboration and Development Committee shall be made by majority vote of the Members, following discussions during which the Members appointed by one Party shall duly consider any observations and representations made by the Members appointed by the other Party, with each Member having one (1) vote, subject to the following: in the event a majority vote is not achieved with respect to a certain decision, then an Insite Authorized Representative shall meet with a Nicox Authorized Representative at an agreed location or by telephone to discuss and attempt to resolve, in good faith, the disagreement within twenty (20) days of the meeting at which such disagreement occurred. If such officers of the Parties are unable to resolve the disagreement, then Nicox shall have final decision and approval authority, excluding:

(a)	matters related to Insite Patents, Pfizer Patents, Insite Marks or other Intellectual Property Rights Controlled by Insite (except any Intellectual Property Rights actually or potentially owned or co-owned by Nicox), for which Insite will have final decision and approval authority, subject to clause 16; provided that Insite may exercise its final

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decision and approval authority without waiting for a decision of the Collaboration and Development Committee (or any resolution of any disagreements) to the extent such decision (or resolution) is not obtained before any filing or response deadline is required with respect to such matter; provided further that such Intellectual Property Rights Controlled by Insite outside the Territory shall not be subject to the provisions of this clause 5 (or, for the avoidance of doubt, to the oversight or guidance of the Collaboration and Development Committee);

(b)	for purposes of clarification and notwithstanding any other provision of this Agreement, where one Party is the holder of a Regulatory Approval or sponsor of a clinical trial, where any action is required by the applicable Regulatory Authority, such Party shall, in the absence of agreement by the Collaboration and Development Committee, have final say in relation to such action, provided that it shall act reasonably in considering the interest of the other Party;

(c)	matters requiring Insite to spend funds in excess of amounts or budgets previously approved by Members of both Parties, for which Insite’s prior written consent will be required;

(d)	matters described in this Agreement as not subject to the final decision and approval authority of either Party or requiring unanimous consent; and

(e)	decisions on which clinical studies shall be included with Development Plans, which decisions shall, where not so agreed, be subject to the process in clause 7.9.

6	Manufacturing Committee

6.1	Within thirty (30) days of the Effective Date, the Parties shall establish a manufacturing committee (“Manufacturing Committee”) to assist in the overseeing of and making of recommendations and decisions relating to Manufacturing and regulatory matters relating to Manufacturing in the Territory. The Manufacturing Committee shall be comprised of two voting members from each respective Party (each a “Member”), one representing the CMC function and the other representing the regulatory function. Each Party may replace its Members at any time upon prior written notice to the other Party.

6.2	Each Party shall designate one of its Members as a co-chair of the Manufacturing Committee, and such co-chairs shall serve as the primary points of contact between the Parties with respect to matters relating to this Agreement and to resolve issues or disagreements between the Parties, as needed.

6.3	The Manufacturing Committee shall meet no less frequently than once per calendar quarter during the period of Development of the Products (until the obtaining of Regulatory Approval for the Products in each country of the Key European Territory) and thereafter at least once per year. At least one (1) meeting per year shall be in person, and the remaining meetings may be conducted by telephone or by videoconference. Minutes of the meetings shall be issued, with the responsibility for taking and issuing minutes alternating between the Parties. In person meetings shall alternate between Nicox’s facilities and Insite’s facilities, or such other location mutually agreed by the Manufacturing Committee, on such date and at such time as agreed to by the Manufacturing Committee.

6.4	All Members from each Party or their permitted designees must be present (including presence by telephone or video conference) at any meeting of the Manufacturing Committee for such meeting to proceed. In-person meetings shall require the physical attendance of all four (4) Members or their designees unless otherwise agreed.

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6.5	Each Member shall be permitted to send a suitable designee in his or her place to a Manufacturing Committee meeting. Each Party may permit experts or specialists or other appropriate visitors to attend meetings of the Manufacturing Committee on notice to the other, provided that they shall not have a vote. Each Party shall be responsible for its own expenses for participating in the Manufacturing Committee and any subcommittee thereof.

6.6	The co-chairs of the Manufacturing Committee shall be responsible for agreeing on an agenda for each Manufacturing Committee meeting which shall be circulated at least ten (10) days prior to each such meeting.

6.7	The Manufacturing Committee shall have responsibility and authority to:

(a)	develop and execute a manufacturing plan for clinical and commercial supplies of Products in the Field throughout the Territory;

(b)	manage the supply of Products in the Field throughout the Territory;

(c)	oversee and provide guidance and direction in connection with the Manufacture of the Products for (i) Development in the Field (but only in the Territory with respect to clinical Development); or (ii) Distribution in the Field in the Territory;

(d)	identify and appoint a manufacturer or manufacturers to manufacture Products for (i) Development in the Field (but only in the Territory with respect to clinical Development); or (ii) Distribution in the Field in the Territory, in accordance with clause 8; and

(e)	perform such other functions as the Parties may agree in writing from time to time.

6.8	The Manufacturing Committee shall have no authority other than that expressly set forth in clause 6.7 or otherwise in this Agreement and, specifically, shall have no authority:

(a)	to amend or interpret this Agreement;

(b)	to make a decision that is inconsistent with the express terms of this Agreement, including in particular, but not limited to, a provision of clause 8 (Manufacture and Supply of Products);

(c)	to determine whether or not a Party has met its obligations under this Agreement;

(d)	to determine whether or not a breach of this Agreement has occurred; or

(e)	to address any disputes or disagreements between the Parties with respect to any payment owed or alleged to be owed by one Party to the other Party.

6.9	Decisions of the Manufacturing Committee shall be made by majority vote of the Members with each Member having one (1) vote, subject to the following: in the event a majority vote is not achieved with respect to a certain decision, then the matter shall be referred to the Collaboration and Development Committee.

7	Development and regulatory

Development responsibilities

7.1	Save for those Development related matters which are the responsibility of Insite under this Agreement or pursuant to a Development Plan, Nicox shall be responsible, at its own cost, for:

(a)	Development of the Products in the Field in the Territory, including providing regulatory, clinical and pharmacovigilance expertise, managing pharmacovigilance activities and third party suppliers, and auditing key suppliers involved in Development for compliance with Regulatory Requirements in the Territory and their contractual obligations;

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(b)	managing Chemistry, Manufacturing and Control for Product supply and clinical trial supplies in the Field in the Territory;

(c)	managing clinical and non-clinical development activities in the Territory;

(d)	subject to clause 7.3, obtaining and maintaining throughout the Term all necessary Regulatory Approvals for the Products in the Field in the Territory;

(e)	preparing all Regulatory Dossiers and, subject to clause 7.3, filing all Regulatory Submissions relating to the Products in the Field in the Territory, including conducting any and all clinical trials and research, collecting all necessary data and preparing all reports and other documentation required in connection with the obtaining and/or maintaining of any Regulatory Approval for the Products in the Field in the Territory; and

(f)	all communications and other dealings with Regulatory Authorities in the Territory relating to the Products in the Field, including filing all supplements and other documents with such Regulatory Authorities as are necessary to comply with Regulatory Requirements in the Territory.

7.2	The responsibilities in clause 7.1 shall be carried out in accordance with the terms of Development Plans and the decisions of the Collaboration and Development Committee. Every six (6) months following the Effective Date, Nicox shall provide to the Collaboration and Development Committee a written report summarizing the efforts and accomplishments of Nicox (including efforts and accomplishments through Authorized Resellers and other sub-licensees) during the preceding six (6)-month period in Developing Products in the Territory, and any data and information generated from or relating to such activities as described in clause 4.4.

Regulatory Submissions

7.3	All Regulatory Submissions and Regulatory Approvals for the Products in the Field in the Territory shall be made or held in the name either of Nicox or of any third party at Nicox’s election (on a case by case basis). The foregoing is subject to any applicable laws and regulations relating to the application for or holding of Regulatory Submissions and Regulatory Approvals for the Products in the Field in the Territory and without prejudice to any requirement for any manufacturer or other applicable third party to apply for or hold such.

7.4	(a) To the extent permitted by applicable law, Insite shall use commercially reasonable efforts to promptly transfer to Nicox any Regulatory Approvals Controlled by Insite in the countries of the Territory formerly covered by the MEA Agreement (“MEA Agreement Countries”) and shall use commercially reasonable efforts to make available to Nicox, or use commercially reasonable efforts to cause relevant third parties to make available to Nicox, and allow Nicox to make reference to or otherwise use all Regulatory Approvals, certificates and regulatory documents relating to the Products, including in the MEA Agreement Countries and any country outside the Territory, solely for use in accordance with the licences under this Agreement to the extent that (i) they relate to or may be useful in the Territory; (ii) Insite Controls such Regulatory Approvals, certificates and regulatory documents; and (iii) such information may be disclosed to and used by Nicox without further payment by Insite to any authorities or third parties (save to the extent Nicox agrees in writing to be responsible for or reimburse Insite for such further payment). Without limiting the foregoing, Insite will request, and use commercially reasonable efforts to procure, that Akorn Inc. and any other relevant licensee or contractor of Insite co-operates with Nicox to enable Nicox to apply for and use a Certificate of Pharmaceutical Product for the Products. Nicox’s use of the foregoing information is subject to clause 2 and the terms of this Agreement.

(b) Insite shall at Nicox’s request use commercially reasonable efforts to assist Nicox with respect to Nicox’s interpretation of data relating to Products in the Field at no expense to Nicox. If Nicox requires any additional assistance from Insite (such as preparation of reports or attending

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meetings in connection with Regulatory Submissions) from time to time, on a Product-by Product basis, Nicox may require Insite to perform such services up to the maximum amounts set out below:

(i)	up to six FTEs of assistance related to (A) Nicox interpreting and/or presenting data relating to the Products in the Field to be made to Regulatory Authorities in the European Union; and (B) Nicox’s obtaining Regulatory Approvals, including, if requested, Insite attending meetings with Regulatory Authorities of the European Union; and

(ii)	up to six FTEs of assistance in connection with any Nicox discussions with the Approved Manufacturer which are required in order for Nicox to (A) obtain Regulatory Approval for the Products in any country of the Territory; and (B) obtain Certificates of Pharmaceutical Product (in Nicox’s name) with respect to the MEA Agreement Countries.

Upon the receipt of a request for any such services from Nicox, Insite shall provide Nicox with a project plan for such services, which plan shall include the scope of services to be provided and the maximum amount of hours for which Insite can charge to complete the services. Upon the parties agreeing to such project plan and maximum charge, Insite will perform the services, and Nicox will be responsible for paying Insite for such services. Any services performed by Insite as outlined above shall be charged at the rate of $150 per hour subject to any agreed caps. Any out-of-pocket costs incurred by Insite, including the costs of transport and accommodation related to any meetings or travel will be paid for by Nicox. Insite’s services will be limited to, on a calendar year basis, not more than six FTEs for the services under clause (i) above and six FTEs for the services under clause (ii) above.

7.5	Insite and Nicox shall consult over and agree (acting reasonably) on the formulations of the Products in the Field for the Territory in order to satisfy all applicable Regulatory Requirements for the Territory. Within three (3) months of the formulations being agreed, Insite shall supply final formulation details, specifications, methods of analysis, stability and packaging data to Nicox.

7.6	Insite shall use commercially reasonable efforts to assist Nicox and the manufacturer of polycarbophil in obtaining all the necessary data required for and shall, if requested by Nicox, use commercially reasonable efforts to make the filing with applicable Regulatory Authorities in the Territory of polycarbophil for approval as a “novel excipient” (whether as part of a Regulatory Approval for Product or, if applicable, a separate filing).

7.7	Insite shall use commercially reasonable efforts to continue and complete (a) the development activities which are the responsibility of Insite under Development Plans; provided that no activities may be assigned to Insite under any Development Plans without Insite’s prior written consent; and (b) pharmaceutical and clinical development activities relating to the Products (and Equivalent Products) set forth at Appendix J. Every six (6) months following the Effective Date, Insite shall provide to the Collaboration and Development Committee a written report summarizing the efforts and accomplishments of Insite during the preceding six (6)-month period in such activities and any developments relating thereto. Insite shall further promptly provide to Nicox a copy of all data and information generated from or relating to such activities as described in clause 4.3.

7.8	The Parties agree to collaborate to minimise the duplication of their efforts where possible in relation to Development and regulatory matters.

Clinical studies

7.9	From time to time during the Term, if a Party wishes to conduct (or allow any third party on such Party’s behalf to conduct) an additional clinical study in relation to the Products in the Field, being a study additional to any then existing Approved Studies already provided for in a then existing

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Development Plan (and, for clarity, whether such additional study is to be conducted inside or outside the Territory), such Party shall submit the clinical trial design to the Collaboration and Development Committee for approval. If the Collaboration and Development Committee approves such clinical study (without either Party having the final decision and approval authority pursuant to clause 5) such study shall thereby become an “Approved Study,” and the cost of such Approved Study shall be borne by the Party requesting the clinical study, except as provided in clause 7.11 or except where the Collaboration and Development Committee unanimously (without either Party having the final decision and approval authority pursuant to clause 5) decides that the cost of the Approved Study shall be borne otherwise. As part of the approval process, the Collaboration and Development Committee will create a further Development Plan (to the extent it relates to the Territory) for any such Approved Study. Each Party shall consider in good faith the other Party’s comments and concerns as regards any proposed clinical study.

7.10	If the Collaboration and Development Committee does not approve any additional clinical study submitted for approval pursuant to clause 7.9, then the proposing Party may proceed with any such study inside the Territory, if the proposing Party is Nicox, or outside the Territory, if the proposing Party is Insite, independently of the other Party. The other Party will not have any rights to use information or data from any such independent study conducted by the proposing Party (or any Improvements or Regulatory Approvals resulting therefrom), unless a Party has or acquires the right to do so under clause 7.13 and, if applicable, clause 7.18 (except that Adverse Event information may be used globally by both Parties). Each Party shall promptly provide to the other all Adverse Event information in accordance with clauses 7.21 through 7.27.

7.11	Where the Collaboration and Development Committee determines (without either Party having the final decision and approval authority pursuant to clause 5) that an Approved Study shall be performed for intended use for both US and European Regulatory Submissions for a Product in the Field and such Approved Study has clinical sites in Europe, provided that no more than fifty per cent (50%) of the sites for such study will be in Europe unless otherwise agreed by the Parties, each Party will pay fifty per cent (50%) of the external costs of running the Approved Study except that:

(a)	if the external cost to Nicox (i.e., fifty per cent (50%) of the overall external costs of running the entire study) is greater than the estimated cost of running an equivalent study in Europe only, Nicox may instead, at its sole discretion, contribute to the Approved Study an amount equal to the estimated cost of running an equivalent study in Europe only, with the balance paid by Insite;

(b)	if Nicox reasonably determines (after considering the economic viability of the proposed Approved Study for Nicox by taking into account the cost of the Approved Study in the light of the sales potential of the Product concerned in the relevant markets of the Territory) that it is not commercially viable for Nicox to commit to the above payment or contribution to an Approved Study, Nicox shall notify Insite, and the Parties shall negotiate a reduced payment or contribution to be made by Nicox to participate in such Approved Study with the balance to be paid by Insite; provided that, if the Parties cannot agree upon such reduced payment or contribution, then such study shall cease to be an Approved Study and the Parties may proceed with such study in their respective territories as provided in clause 7.10; and

(c)	if the timelines for an Approved Study will be significantly longer than if an equivalent study was performed in Europe only, then Nicox shall notify Insite, and the Parties shall negotiate regarding whether a reduced payment or contribution should be made by Nicox to participate in such Approved Study; provided that, if the Parties cannot agree upon such reduced payment or contribution, then such study shall cease to be an Approved Study and the Parties may proceed with such study in their respective territories as provided in clause 7.10.

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7.12	Each Party shall promptly provide to the other Party the information and data of all Approved Studies conducted in connection with the Products and Equivalent Products, including any Improvements resulting therefrom.

(a)	Any such information and data Controlled by Insite (but excluding Insite Improvements) will be deemed Insite Technology and included in the rights granted by Insite to Nicox under clause 2; and any such Insite Improvements will be subject to the provisions of clause 7.18.

(b)	With respect to any such information and data Controlled by Nicox (but excluding Nicox Improvements), Nicox hereby grants to Insite a royalty-free, irrevocable, perpetual, transferable, sub-licensable, non-exclusive licence to use such information and data in connection with development, manufacture, distribution or other exploitation of (including the right to make, use, offer for sale, sell, and import) Products in the Field outside the Territory or for veterinary applications worldwide, provided that such information and data may not be disclosed to any of Insite’s licensees other than Insite Data Licensees.

(c)	With respect to any information and data which comprise a Nicox Improvement, Insite shall have no rights to a Nicox Improvement unless and until agreed pursuant to a separate licence entered into between the Parties in accordance with clause 7.18.

(d)	Without prejudice to the foregoing, (i) each Party shall inform the other Party of any Regulatory Approvals granted to such Party in relation to a Product (or Equivalent Product) in the Field outside the Territory with respect to Insite’s obligations and inside the Territory with respect to Nicox’s obligations; (ii) to the extent that such Regulatory Approval is granted based on an Approved Study, Nicox shall be entitled to use any such Regulatory Approval Controlled by Insite to support a Regulatory Submission or Regulatory Approval for the Product in the Field in the Territory pursuant to the rights granted under clause 2, subject to clause 7.18 in the case of Regulatory Approvals relating to Insite Improvements; and (iii) to the extent that such Regulatory Approval is granted based on an Approved Study and is not based on a Nicox Improvement, Insite shall be entitled to use any such Regulatory Approval Controlled by Nicox to support a Regulatory Submission or Regulatory Approval for the Product in the Field outside the Territory (excluding any Regulatory Submission or Regulatory Approval made by or for any Insite licensee that is not an Insite Data Licensee); provided neither Party will be entitled to use any Regulatory Approval Controlled by the other Party to the extent such Regulatory Approval is based on clinical studies that are not Approved Studies (unless a Party acquires the right to use the information and data of such clinical studies under clause 7.13 and the Improvements relating to such studies under clause 7.18).

7.13	For any clinical study conducted by a Party in connection with the Products in the Field that is not an Approved Study, each Party will promptly provide the other Party with a summary of the information and data of such study, and Improvements and Regulatory Approvals resulting therefrom, together with a statement of a total amount for the external costs of running such study. If the other Party desires to use:

(a)	the information and data of such study (excluding Improvements) and Regulatory Approvals (excluding Regulatory Approvals relating to Improvements), it may do so by notifying the first Party and paying the first Party fifty per cent (50%) of the external costs of running such study, in which event, upon receipt of such payment, such study will thereafter be treated as an Approved Study, and such information and data of such study and any such Regulatory Approvals resulting therefrom shall be shared and may be used as provided in clause 7.12; and/or

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(b)	the Insite Improvements and related Regulatory Approvals resulting from such study, the Insite Improvements and related Regulatory Approvals will only be included in the rights granted by Insite to Nicox under clause 2 to the extent provided pursuant to the provisions of clause 7.18 or under a separate licence entered into pursuant clause 7.18, subject to and only upon receipt of payment by Nicox of the amounts specified in clause 7.13(a); and

(c)	the Nicox Improvements and related Regulatory Approvals resulting from such study, Insite and Nicox will need to negotiate a separate licence in accordance with clause 7.18(a).

Initial Indications

7.14	The initial indications for which Parties intend to Develop the Products in the Territory as of the Effective Date are listed in Appendix A. The Collaboration and Development Committee shall reassess the Initial Indications following discussions between the Parties, key opinion leaders and Regulatory Authorities in the Territory and may agree to amend the list of Initial Indications. For the avoidance of doubt, Nicox shall not be required to Develop any particular Product for the specific initial indication listed in Appendix A and shall have final say on the initial indication in which each Product is to be Developed in the Territory.

7.15	The Parties will collaborate in good faith, but without obligation, through the Collaboration and Development Committee (without either Party having the final decision and approval authority pursuant to clause 5), to identify, evaluate and, if appropriate, Develop the Products for additional indications in the Field other than the Initial Indications, as those Initial Indications may be amended pursuant to clause 7.14 (“Additional Indications”).

Improvements

7.16	Subject to informing the Collaboration and Development Committee, either party may make Improvements to a Product in the Field. Insite shall have no rights to use any Nicox Improvement, unless and until agreed pursuant to a separate licence entered into between the Parties in accordance with clause 7.18. For the avoidance of doubt, in any case where Nicox has made an Improvement to a Product, Nicox shall continue to make the payments due to Insite under clauses 3.1(b), 3.1(c) and 3.5 during the Payment Period in respect of such Product.

7.17	Where an Improvement is made, the ownership of the Intellectual Property Rights in such Improvement will be determined as follows:

(a)	if an Improvement is funded solely by one Party, such Party shall be the owner of all Intellectual Property Rights in such Improvement, and the other Party agrees to transfer and assign, and hereby transfers and assigns, without further compensation, the entire right, title, and interest throughout the world to all Intellectual Property Rights in or arising from the Improvement;

(b)	if both Parties share in the funding of an Improvement, both Parties shall be joint owners of the Intellectual Property Rights therein; the costs of prosecution of such joint Intellectual Property to be shared equally by the Parties. Subject to the rights granted under and any express provisions set out in this Agreement, each Party shall have the right to practice and exploit such jointly owned Intellectual Property Rights, without any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit such jointly owned Intellectual Property Rights, by reason of joint ownership thereof, and each Party hereby waives any right it may have

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under the laws of any jurisdiction to require any such approval or accounting; and to the extent there are any applicable laws that prohibit such a waiver, each Party will be deemed to so consent. Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving any such jointly owned Intellectual Property Rights. For the avoidance of doubt and for the purposes of the Payment Period, no further royalties or other compensation shall be payable by Nicox in respect of jointly owned Intellectual Property Rights other than those royalties and other compensation set out in clause 3.

Each Party agrees to promptly execute any and all other instruments, forms of assignment or other documents and take such further actions as the other Party may reasonably request in order to give effect to or evidence the foregoing assignments. Each Party will notify the other promptly following the development of an Improvement.

7.18	Without limiting any other rights of the parties herein:

(a)	where Nicox is the sole owning Party of the Intellectual Property Rights in an Improvement (a “Nicox Improvement”), if requested by Insite, Nicox and Insite shall negotiate in good faith to agree to the terms (including royalties) of a licence to use such Nicox Improvement (and all Intellectual Property Rights and any related Regulatory Approvals with respect thereto) in connection with development, manufacture, distribution or other exploitation of (including the right to make, use, offer for sale, sell, and import) any Products in the Field outside the Territory or for veterinary applications worldwide (and, if agreed, in relation to other products);

(b)	where the Parties are joint owners of the Intellectual Property Rights in an Improvement, if requested by Insite, Nicox and Insite shall negotiate in good faith to agree to the terms (including royalties) of an exclusive licence to use such joint Improvement (and all Intellectual Property Rights and any related Regulatory Approvals with respect thereto) in connection with development, manufacture, distribution or other exploitation of (including the right to make, use, offer for sale, sell, and import) any Products in the Field outside the Territory or for veterinary applications worldwide (and, if agreed, in relation to other products); provided that Insite shall be given a credit equal to the amount of its funding contribution against any payments to be made under such licence;

(c)	the Insite Technology licensed to Nicox pursuant to clause 2 will include Insite Non-Patented Improvements created within five (5) years of the Effective Date. In respect of any Insite Non-Patented Improvements created after such date, a summary shall be provided to Nicox in accordance with clause 4.3 and, if requested by Nicox, Nicox and Insite shall negotiate in good faith to agree to the terms (including royalties) of a licence for Nicox to use such Insite Non-Patented Improvements which licence shall be on substantially equivalent terms as those of this Agreement, except for the time period for such licence and the economic terms (including any royalties), which shall be based solely on the inherent value of the Insite Non-Patented Improvement; provided that for the avoidance of doubt, consistent with clause 7.17(b), no such licence and no further payment shall be required in order for Nicox to Exploit or otherwise use any jointly owned Improvements on a non-exclusive basis;

(d)	the Insite Technology licensed to Nicox pursuant to clause 2 will include Insite Patented Improvements during the Payment Period. At any time prior to the expiration of the Payment Period, Nicox may request to use the Insite Patented Improvements after the Payment Period, in which case Nicox and Insite shall negotiate in good faith to agree upon a separate licence agreement for Nicox to use such Insite Patented Improvement (and all Intellectual Property Rights with respect thereto) following the expiry of the Payment Period, which licence shall be on substantially equivalent terms as those of this

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Agreement, except for the time period for such licence and the economic terms (including any royalties), which shall be based solely on the inherent value of the Insite Patent Improvement; provided that for the avoidance of doubt, consistent with clause 7.17(b), no such licence and no further payment shall be required in order for Nicox to Exploit or otherwise use any jointly owned Improvements on a non-exclusive basis;

(e)	to the extent the Parties are unable to agree the terms (including royalties) of a licence to use Nicox Improvements, Insite Non-Patented Improvements or Insite Patented Improvements (as applicable) pursuant to clause 7.18 within 60 days of the commencement of negotiations of the terms of such licence, then either party may on written notice to the other Party invoke the arbitration procedure set out in clauses 7.18(f)-(k) (“Baseball Arbitration Procedure”) to determine such terms;

(f)	the Baseball Arbitration Procedure shall be managed by an independent expert selected jointly by the Parties or, if the Parties do not agree on the expert’s selection within ten (10) calendar days of the invocation of the Baseball Arbitration Procedure, appointed by the then-current President of the Pharmaceutical Research and Manufacturers of America (PhRMA);

(g)	the Baseball Arbitration Procedure shall comprise, in accordance with procedures determined by the expert, each Party preparing a written report setting forth its final position with respect to the proposed terms, and the expert then selecting one (1) of the Party’s positions as his or her final decision; provided that, unless the Parties otherwise agree, each Party’s position with respect to a licence for any Insite Improvements must be on substantially equivalent terms as those of this Agreement, except for (i) the time period for such licence; and (ii) the economic terms (including any royalties). The parties agree that the economic terms (including any royalties) will be based on the inherent value of the relevant Insite Improvement and shall, for clarity, exclude factors such as the cost to Nicox of altering any Product (or the manufacturing process). For clarity, if the expert selects Insite’s position, Nicox shall have discretion as to whether or not to enter into the licence for any Insite Improvements. If Nicox does not enter into the licence, Nicox will cease using the Insite Improvement promptly following the later of the expert’s determination and the date on which its rights to use such Improvement without additional consideration under this Agreement expire;

(h)	the expert shall not have authority to render any substantive decision other than to select the position of either Nicox or Insite;

(i)	the Parties shall use all reasonable efforts to procure that the Baseball Arbitration Procedure is completed within sixty (60) calendar days of it being invoked;

(j)	the Parties shall share equally the costs of the Baseball Arbitration Procedure, including the costs of the independent expert, but excluding, for the avoidance of doubt, each Party’s own costs (including its legal costs) in respect of the Baseball Arbitration Procedure;

(k)	for clarity, where the above procedure has been invoked, Nicox shall be entitled to use the relevant Improvement pending the expert’s decision, subject to subsequent payment, which, if Nicox elects not to enter the licence, shall nevertheless be payable by Nicox during such period of use.

7.19	Insite will provide Nicox with prompt written notice if Insite acquires or is seeking to acquire the rights to any third party Patents Controlled by a third party (other than an Insite Data Licensee) covering the manufacture, use, or sale of a Product in the Field in the Territory (“Third-Party Patents”), provided, however, that Insite will be under no obligation to obtain any such licence from

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such third party for such licence to Third Party Patents in the Territory. If Insite acquires rights to Third Party Patents in the Field in the Territory, such Third Party Patents will be deemed to be included in the licence to Insite Technology that is granted to Nicox pursuant to clause 2 of this Agreement, if Nicox does the following:

(a)	within 30 days of receiving notice of any licences to any Third-Party Patents, Nicox confirms that it will accept the licence or sub-licence to the Third Party Patents; and

(b)	Nicox agrees to pay payments (including up front licence fees, royalties, maintenance fees and patent prosecution costs) payable to the Third Party in respect of the licence in the Field in the Territory.

7.20	Insite shall use reasonable endeavours to ensure that Nicox is not disadvantaged as compared to Insite (or any other sub-licensees of Insite) with respect to the amount of the additional payments or royalties that would be payable to the Third Party in respect of the licence to the Third Party Patents in the Field in the Territory, and the apportionment of such payments to Nicox.

Complaints and Adverse Event reporting

7.21	Each Party shall maintain a record of any and all complaints and Adverse Events it receives with respect to the Products as required by applicable Regulatory Requirements.

7.22	Each Party shall notify the other Party in reasonable detail of any complaint received by it relating to any Product no later than seventy-two (72) hours after receiving the complaint or other timeframe set out in any relevant agreed Safety Data Exchange Agreements, and in any event in sufficient time to allow the other Party to comply with any and all Regulatory Requirements and other requirements imposed upon it in any jurisdiction in which the Product is being marketed.

7.23	Each Party shall maintain its own safety database relating to Product in accordance with Regulatory Requirements. Each Party shall share the information with the other in accordance with relevant agreed Safety Data Exchange Agreements.

7.24	Where reasonably possible, each Party shall consult with the other prior to any communication with a Regulatory Authority regarding any complaint or Adverse Event relating to the Products (except where the other Party agrees in writing with the first Party that such consultation is not required) and in any event shall inform the other promptly after such communication of its details.

7.25	Where either Party submits an Adverse Event report relating to the Products to Regulatory Authorities, including during clinical trials, they shall provide a copy of the final report to the other Party within twenty four (24) hours of submission to the Regulatory Authorities.

7.26	Each Party shall promptly provide to the other Party all relevant information in relation to the Products that could be relevant to the safety, quality, efficacy, or claims of the Products irrespective of the indication to which it relates.

7.27	Each Party shall submit to local Regulatory Authorities, where it is the holder of the relevant Regulatory Approval for the Product concerned, any and all complaints and adverse events according to local Regulatory Requirements.

8	Manufacture and supply of products

8.1	No later than one hundred eighty (180) days after the Effective Date, at any time thereafter at the request of one Party, the Parties shall assess, acting through the Manufacturing Committee, if the then Current Manufacturer is the most suitable supplier of manufacturing services for the Products in the Territory, taking into consideration manufacturing price, product quality, terms of supply, Regulatory Requirements in the Territory, the criteria for Regulatory Approvals in the Territory and any other matters that the Manufacturing Committee considers relevant. If the Manufacturing Committee decides, based on the above, that the Current Manufacturer is not the most suitable

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manufacturer for Nicox for the Products in the Territory, (a) it shall identify a more suitable alternative manufacturer for the Products no later than ninety (90) days after such determination; (b) if such decision of the Manufacturing Committee is made by majority vote (without either Party exercising final decision and approval authority pursuant to clause 5), the costs of assessing, selecting and appointing the third party manufacturer shall be shared equally by the Parties; and (c) if such decision of the Manufacturing Committee is made by Nicox exercising final decision and approval authority pursuant to clause 5, the costs of assessing, selecting and appointing the third party manufacturer shall be initially borne by Nicox; provided that, if Insite subsequently uses the Approved Manufacturer within five (5) years from such appointment for the manufacture of Products, Equivalent Products and/or API, Insite shall reimburse Nicox for an amount equal to fifty per cent (50%) of the costs incurred by Nicox in relation to the appointment and establishment of the Approved Manufacturer (including any costs associated with technology transfer referred to in clause 8.4), plus fifteen per cent (15%).

8.2	Nicox will contract directly with the third party manufacturer approved by the Manufacturing Committee pursuant to clause 8.1 (the “Approved Manufacturer,” which, for the avoidance of doubt, may be the Current Manufacturer if the Manufacturing Committee so decides) for the manufacture and supply of Products for the Territory. In connection therewith, Insite shall provide Nicox with such assistance as Nicox may reasonably require in relation to the entry into such contract, including providing reasonable assistance to request that the Products and API (whether supplied for Distribution or Development) are made available to Nicox from the Approved Manufacturer at a cost no greater than the cost of Products or Equivalent Products to Insite (subject to any cost increases arising as a result of any adaptations required for Regulatory Approval of the Products in the Territory). Notwithstanding the foregoing, Insite has no liability to Nicox if the Approved Manufacturer and Nicox fail to conclude a manufacturing agreement (except to the extent arising from a breach by Insite of this clause 8.2), or, if a manufacturing agreement is concluded, for any acts or omissions of the Approved Manufacturer under or in connection with that agreement. Insite acknowledges that Nicox has the right to sub-license the Insite Technology to any Approved Manufacturer for the purposes of manufacturing Products anywhere in the world for (a) Development in the Field (but only in the Territory with respect to clinical Development); and (b) Distribution in the Field in the Territory.

8.3	The Parties agree to collaborate to minimise the costs of Manufacture of the Products for the Territory. If either Party identifies opportunities to improve the Manufacture, or identifies alternative manufacturers, it shall promptly inform the other Party.

Technology and Equipment transfer to Approved Manufacturer

8.4	If the Approved Manufacturer is not the Current Manufacturer, Insite shall provide the Approved Manufacturer with such Background Information and Know How as is necessary to manufacture the Products and API for Distribution in the Field in the Territory (including, as necessary, the Regulatory Dossier for the Product in the Territory, analytical procedures and batch records) and shall effect a technology transfer from Insite (or its manufacturers) to the Approved Manufacturer’s designated manufacturing site(s). Further, Insite shall use commercially reasonable efforts to assist Nicox in ensuring that Regulatory Approval of the Approved Manufacturer with respect to Manufacturing the Product in the Territory is obtained as quickly as possible. The external costs of such technology transfer (including transport and accommodation costs reasonably incurred by Insite) will be allocated between the Parties in the same way as the costs of selecting the Approved Manufacturer pursuant to clause 8.2.

8.5	If the Approved Manufacturer is not the Current Manufacturer, following the identification of the Approved Manufacturer, Insite will inform Nicox as to whether Insite will permit the Approved Manufacturer to use the Custom Manufacturing Equipment (such permission not to be unreasonably withheld or delayed). If Insite does permit such use, Insite shall, at Nicox’s request,

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hire the Custom Manufacturing Equipment to Nicox for use in connection with the manufacturing of the Products at the Approved Manufacturer’s designated manufacturing site(s) during the Term under the financial conditions set forth in this clause 8.5 (“Hire Agreement”). In such event, within thirty (30) days of Nicox’s written request, Insite shall deliver and install the Custom Manufacturing Equipment at the Approved Manufacturer’s designated manufacturing site(s). Insite’s reasonable costs of delivering and installing the Custom Manufacturing Equipment as detailed above shall be allocated between the Parties in the same way as the costs of selecting the Approved Manufacturer pursuant to clause 8.1(b) or (c), as applicable. Nicox shall pay to Insite a fee for the hire of the Custom Manufacturing Equipment in an amount equal to seven thousand five hundred EUR (€7,500) per batch (excluding VAT) (“Equipment Fee”). Nicox, shall, starting from the first use of the Custom Manufacturing Equipment and (subject to earlier termination of the Hire Agreement) for the remainder of the Term, within five (5) days of the end of each month, deliver to Insite a detailed statement showing the number of batches created using the Custom Manufacturing Equipment. Upon receipt of Nicox’s statement, Insite shall issue an invoice to reflect the Equipment Fee payable to Insite in respect of the month. The Equipment Fee shall be payable to Insite within ten (10) days of receipt of Insite’s invoice for the relevant payment. The Custom Manufacturing Equipment shall at all times remain the property of Insite, and Nicox shall have no right, title or interest in or to the Custom Manufacturing Equipment (save the right to possession and use of the Custom Manufacturing Equipment subject to the terms and conditions of this Agreement). The risk of loss, theft, damage or destruction of the Custom Manufacturing Equipment shall remain with Insite; provided that Nicox may terminate the Hire Agreement in the event of any such loss, theft, damage or destruction. Nicox may terminate the Hire Agreement at any time upon notice to Insite. Upon termination of the Hire Agreement for any reason, Insite shall arrange for the Custom Manufacturing Equipment to be collected and returned to its possession, and Nicox shall account to Insite for any unpaid Equipment Fee.

Second Contract Manufacturer

8.6	Without prejudice to Nicox’s right to procure the Products and/or API from the Approved Manufacturer, Nicox may, in its discretion and sole cost, Manufacture, or have Manufactured by a third party (“Second Contract Manufacturer”) in place of the Approved Manufacturer, all or some of Nicox’s requirements of the Products and/or API concerned, or of all of the Products, for Distribution in the Field in the Territory (or for Development in the Field (but only in the Territory with respect to clinical Development)). Insite acknowledges that Nicox has the right to sub-license the Insite Technology to a Second Contract Manufacturer for the purposes of manufacturing Products anywhere in the world for (a) Development in the Field (but only in the Territory with respect to clinical Development); and (b) Distribution in the Field in the Territory.

8.7	Nicox shall be responsible for managing all manufacturing activities, obtaining regulatory approval for the Second Contract Manufacturer in respect of the Territory and shall bear all manufacturing expenses for the Products and API in the Territory using the Second Contract Manufacturer.

8.8	If Nicox appoints a Second Contract Manufacturer, Insite shall provide the Second Contract Manufacturer with such Background Information and Know How as is necessary to manufacture/have manufactured the Products and API for Distribution in the Field in the Territory (including, as necessary, the Regulatory Dossier for the Product in the Territory, analytical procedures and batch records) and shall effect a technology transfer from Insite (or its manufacturers) to the Second Contract Manufacturer’s designated manufacturing site(s). Nicox shall pay any external costs associated with the technology transfer, including transport and accommodation reasonably incurred by Insite (subject to receipt of evidence of expenditure).

8.9	If Insite wishes to subsequently use the Second Contract Manufacturer within five (5) years from such Second Contract Manufacturer’s appointment for the manufacture of any Products, Equivalent Products or API, and such Second Contract Manufacturer enters into an agreement

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with Insite or otherwise manufactures Products, Equivalent Products or API for Insite within such five (5) year period, Insite shall pay to Nicox an amount equal to fifty per cent (50%) of any investment and start-up costs incurred by Nicox in relation to the appointment and establishment of the Second Contract Manufacturer (including the costs associated with technology transfer referred to in clause 8.8), plus fifteen per cent (15%). Nicox shall provide Insite with such assistance as Insite may reasonably require in relation to the entry into an agreement with the Second Contract Manufacturer, including providing reasonable assistance to request that the Products, Equivalent Products or API (whether supplied for Distribution or Development) are made available to Insite from the Second Contract Manufacturer at a cost no greater than the cost of Products to Nicox (subject to any cost increases arising as a result of any adaptations required for Regulatory Approval of the Products outside the Territory). Notwithstanding the foregoing, Nicox has no liability to Insite if the Second Contract Manufacturer and Insite fail to conclude a manufacturing agreement (except to the extent arising from a breach by Nicox of this clause 8.9), or, if a manufacturing agreement is concluded, for any acts or omissions of the Second Contract Manufacturer under or in connection with that agreement.

9	Commercialisation obligations of Nicox

9.1	Nicox shall be responsible for the commercialisation, directly or through third parties, of the Products in the Territory.

9.2	Nicox shall use commercially reasonable efforts to launch and Exploit the Products in the Field in each country in the Key European Territory (provided that, although it is Nicox’s intention to sell Products directly in at least some of the countries thereof, it may, for the avoidance of doubt, Exploit the Product in the Key European Territory or part thereof through Authorized Resellers), following Regulatory Approval in the applicable country in the Territory and Pricing/Reimbursement Approval (where such is required or desirable to Exploit a Product). Such commercially reasonable efforts shall reflect the commercial potential of the Products.

9.3	In any country of the Territory other than the Key European Territory, and in any country of the Key European Territory where Nicox has decided to Exploit the Products through Authorized Resellers, Nicox shall use commercially reasonable efforts to put in place appropriate agreements with third parties to launch and Exploit the Products in the Field. Such commercially reasonable efforts shall reflect the commercial potential of the Products in such country.

9.4	Nicox shall, through the Collaboration and Development Committee, seek to maximise potential levels for pricing and/or reimbursement in the Territory with the clinical indications pursued, comparator arms used in clinical trials, and/or Product formats.

9.5	If:

(a)	Nicox has notified Insite that it has voluntarily (other than as a result of a regulatory matter or cause beyond its reasonable control) elected not to launch a Product following Pricing/Reimbursement Approval or elected to discontinue marketing a Product in a country in the Territory; or

(b)	Nicox fails to launch and Exploit (and/or have launched or Exploited) a Product in the Field:

(i)	in a country in the Key European Territory within: (A) *** after Pricing/Reimbursement Approval in such country if Pricing/Reimbursement Approval is required or desirable to sell the Product in that country; or (B) *** after Regulatory Approval in such country if Pricing/Reimbursement Approval is not required or desirable to sell the Product in that country; or

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(ii)	in a country in the Territory that is not in the Key European Territory within: (A) *** following Pricing/Reimbursement Approval if Pricing/Reimbursement Approval is required or desirable to sell the Product in that country; or (B) *** following Regulatory Approval in such country if Pricing/Reimbursement Approval is not required or desirable to sell the Product in that country, then in the case of clause 9.5(a) the rights granted to Nicox under this Agreement in relation to that Product in respect of the affected country only will, upon notice by Insite revert to Insite, without any further consideration to Nicox; and in the case of clause 9.5(b), no less than ninety (90) days prior to the expiration of the relevant period, Nicox will be required to demonstrate to Insite what steps Nicox has taken to launch and Exploit or have launched and Exploited a Product in that country, as well as provide a plan for Exploitation of Products in that country during the following six (6) month period. If, at the end of such further six (6) month period, Nicox still has not launched or Exploited or procured the launch or Exploitation of a Product in that country, then the rights granted to Nicox under this Agreement in relation to that Product in respect of the affected country will revert to Insite, without any further consideration to Nicox except if Nicox is in negotiations with or has appointed a distributor, such rights shall not revert to Insite unless a further ninety (90) days elapses without the Product having been launched or Exploited in the country concerned. In furtherance thereof, where rights revert to Insite under this clause, then this Agreement shall be deemed terminated with respect to the affected Product in the affected country only, and the provisions of clause 20.2 shall apply with respect to such affected Product in such affected country. All rights granted to Nicox in respect of the affected Product in relation to any other country in the Territory shall continue in full force and effect.

9.6	The obligations of Nicox with respect to any Product under this clause 9 are expressly conditional upon the continuing absence of any Adverse Event relating to the safety or lack of efficacy of a Product, and Nicox may, at its option, suspend the Exploitation of any such Product for such period as Nicox considers (acting reasonably) that such condition or event continues to exist.

9.7	Every six (6) months following the Effective Date, Nicox shall provide to Insite a written report summarizing, on a Product-by-Product and country-by-country basis in any country in “Europe” as set forth on Appendix B, and a summary of material developments in countries in the remaining three regions of “Eastern Europe”, “Middle East”, and “Africa” as set forth on Appendix B, on a region-by-region basis, the efforts and accomplishments of Nicox (including (a) efforts and accomplishments through Authorized Resellers and other sub-licensees; and (b) notification of Regulatory Approval and/or Product launch status) during the preceding six-month period in launching and Exploiting Products in the Territory.

10	Product recall, withdrawal, or quarantine

10.1	If any Regulatory Authority:

(a)	threatens or initiates any action against a Party to suspend, revoke, withdraw or vary any Regulatory Approval for a Product or Equivalent Product from the market in any regulatory jurisdiction; or

(b)	requires a Party, its sub-licensees or distributors to distribute a “Dear Doctor” letter or its equivalent regarding use of a Product or Equivalent Product in any regulatory jurisdiction; or

(c)	threatens and/or requires a Party, its sub-licensees or distributors to withdraw or recall any batch of Product or Equivalent Product,

the affected Party shall notify the other Party of such event within twenty four (24) hours after the affected Party becomes aware of the action, threat or requirement.

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10.2	If a Regulatory Authority anywhere in the world provides notice to a Party that such Regulatory Authority challenges or queries the safety or efficacy of any Product or Equivalent Product or queries whether the risk-benefit balance of the Product or Equivalent Product is positive under normal conditions of use, the affected Party shall provide to the other Party within three (3) calendar days of any discussion or correspondence with the Regulatory Authority, a copy of the correspondence or transcript of the discussions in English (as applicable).

11	Confidential information

Nondisclosure and non-use obligations

11.1	During the Term and thereafter, until such information falls within one of the exceptions under clause 11.2, each Party will maintain all Confidential Information of the other Party in trust and confidence and will not disclose any Confidential Information of the other Party to any third party or use any Confidential Information of the other Party except to the extent required to enjoy its rights or comply with its obligations under this Agreement (including, for the avoidance of doubt, any surviving rights and obligations), subject to the express provisions of this clause 11. Confidential Information shall be disclosed only to employees, agents, Affiliates, Authorized Resellers, licensees or sub-licensees (subject to any express restrictions in this Agreement), professional advisers, consultants and contractors and to actual or potential partners, investors, and lenders and only to those of the above who have a need or reasonable desire for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein and to Regulatory Authorities in connection with Regulatory Approvals for the Products or Equivalent Products. Each Party shall be responsible for any disclosure or use of the Confidential Information by such employees, agents, Affiliates, Authorized Resellers, licensees or sub-licensees, professional advisers, consultants, contractors, partners, investors, and lenders. Each Party shall protect the other Party’s Confidential Information using not less than the same standard of care with which it treats its own Confidential Information, but at all times shall use at least reasonable care. Insite acknowledges the interest of Nicox, as the exclusive distributor and licensee of the Products in the Territory, in maintaining confidentiality in relation thereto, and Insite accordingly agrees that all Insite Technology of a confidential nature that is material to Nicox’s Exploitation of the Products in the Territory shall not be disclosed by Insite to any third party except those listed above and subject to the same conditions, and, to the extent such Insite Technology also relates to other products, as reasonably required in connection with their exploitation. For clarity, the provisions of clause 11.2(b), 11.2(c) and 11.2(d) shall not apply to the foregoing sentence.

Exceptions

11.2	The obligations of this clause 11 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a)	is now, or lawfully becomes, generally known or available to the public through no fault of the receiving Party;

(b)	is known by the receiving Party at the time of receiving such information;

(c)	is hereafter lawfully furnished to the receiving Party by a third party, as a matter of right and without restriction on disclosure;

(d)	is independently developed by the receiving Party without use of the Confidential Information and without any other breach of this clause 11 as evidenced by its written records; or

(e)	is the subject of a written permission to disclose provided by the disclosing Party.

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Authorized disclosure

11.3	Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party if such disclosure is required (a) by an order of a court or other Governmental Authority or arbitral panel with jurisdiction over the disclosing Party; or (b) by law or regulation (including, without limitation, to comply with Regulatory Requirements or any applicable stock exchange disclosure requirements), but only to the extent that any such disclosure is necessary. With respect to any disclosure under clause 11.2(a), the Party being required to make the disclosure shall give as much written notice as legally and practically possible to the other Party hereto, shall have made a commercially reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued and shall co-operate with the other Party to minimize the scope and content of such disclosure. With respect to disclosure under clause 11.2(b), the Party being required to make the disclosure shall first give written notice to the other Party hereto and shall, to the extent practicable, allow the other Party sufficient time to comment on the content of such disclosure and shall consult with the other Party with respect to the comments of such other Party.

11.4	In addition, Insite may disclose to Pfizer during the term of the Pfizer Agreement (a) a copy of this Agreement as required under Section 2(c) of the Pfizer Agreement; and (b) any reports provided by Nicox to Insite hereunder as required under the Pfizer Agreement.

12	Representations and warranties of Insite

12.1	Insite warrants and represents to Nicox, as of the Effective Date:

(a)	Insite is:

(i)	the exclusive legal and beneficial owner of all rights, title and interest in the Existing Insite Patents, Insite Marks, DuraSite Technology, Know How, and Background Information existing as of the Effective Date; and

(ii)	the lawful licensee of the Pfizer Patents existing as of the Effective Date as set forth at Appendix E, and the Pfizer Patents do not make any claims relevant to any Products other than the Specified Products;

(b)	Appendix D and Appendix E set out all of the Patents Controlled by Insite as at the Effective Date which cover the manufacture, use, or sale of a Product or the DuraSite Technology in the Field in the Territory; and, to Insite’s knowledge, such Patents comprise all of the Patents required to manufacture, use and distribute Product and/or the DuraSite Technology in the Field in the Territory;

(c)	Insite has the right to grant to Nicox the rights and licences described in this Agreement and has not granted any other rights or licences inconsistent therewith;

(d)	The MEA Agreement has been terminated, and confers no further rights that conflict with the rights granted to Nicox in this Agreement;

(e)	except as set forth at Appendix F and Appendix K, to the knowledge of Insite, having made all reasonable and diligent enquiries, no Products were the subject of Regulatory Approvals or Regulatory Submissions, and no applications for Regulatory Approval or Regulatory Submissions have been filed, in any other MEA Agreement Countries and, in respect of such other MEA Agreement Countries, to the knowledge of Insite, the MEA Agreement does not require Nicox or any of its actual or proposed licensees or distributors to make any payment to *** or any other third party, or present any obstacle in any of those countries in connection with the Exploitation of Products;

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(f)	in relation to any Insite Technology owned by a third party and licensed to Insite (including the Pfizer Patents), Insite complies in all material respects with the terms of the relevant licence agreement with the third party owner, except where the failure to so comply would not reasonably be expected to materially adversely affect the rights licensed to Nicox hereunder;

(g)	in relation to any debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to Insite, neither the continuation or cessation of, nor any default of the terms and conditions of, such facilities will or would be reasonably expected to materially adversely affect the rights licensed to Nicox hereunder, and, to Insite’s knowledge, no circumstances exist in relation to such facilities which would reasonably be expected to do so;

(h)	except as set forth at Appendix K, to the knowledge of Insite, the Exploitation of the Products in accordance with this Agreement does not infringe the Intellectual Property Rights of a third party, and Insite has not received written notice of, and does not otherwise have knowledge of, any such claim or grounds for such claim of infringement;

(i)	except as set forth at Appendix K, there are no interferences or oppositions pending or, to the knowledge of Insite, threatened against Insite whether before any Regulatory Authority, court or administrative office or agency which relate to an Existing Insite Patent or Insite Mark, and to the knowledge of Insite, there are no such interferences or oppositions pending or threatened which relate to the Pfizer Patents;

(j)	except as set forth at Appendix K, to the knowledge of Insite, none of the Existing Insite Patents, Insite Marks or Pfizer Patents are invalid or unenforceable, and Insite has not received written notice of any allegations or proceedings, pending or to the knowledge of Insite threatened, which challenge any of the Existing Insite Patents, Insite Marks or Pfizer Patents, whether as to validity or enforceability or otherwise;

(k)	except as set forth at Appendix K or to the extent notified by Insite to Nicox in writing prior to the Effective Date, to the knowledge of Insite, none of the Intellectual Property Rights in the Insite Technology is being infringed by any third party in the Territory;

(l)	to the knowledge of Insite, there is no material information Controlled by Insite with respect to the safety, quality or performance of the Products, and there are not any material scientific or technical facts or data Controlled by Insite relating to the Products, that have not been disclosed in writing to Nicox;

(m)	to the knowledge of Insite, the conception, development and reduction to practice of the Existing Insite Patents, DuraSite Technology or Know How or the Pfizer Patents has not constituted or involved the misappropriation of trade secrets or other Intellectual Property Rights of any third party;

(n)	to the knowledge of Insite, (i) all Regulatory Submissions Controlled by Insite with respect to the Product in the Field prepared or in the process of being prepared have been prepared and/or filed in accordance with the Regulatory Requirements of the applicable Regulatory Authority with whom such submission is made and all applicable laws in such country in which such submission is made; and (ii) all information contained therein is true, complete, accurate and in the prescribed format. Insite has not received any written notice which has, or reasonably should have, led Insite to believe that any Regulatory Submission filed by or on behalf of Insite with respect to a Product in the Field is not valid or unlikely to achieve positive approval; and

(o)	to the knowledge of Insite, having acted without negligence in relation, inter alia but without limitation, to its contracting with and supervision of the third parties concerned all research and/or development activities carried out by third parties in relation to the Products have been undertaken in accordance with Good Laboratory Practice, Good Manufacturing Practice and Good Clinical Practice as appropriate and no activities undertaken by Insite itself in relation to the Products were required to be conducted in accordance with Good Laboratory Practice, Good Manufacturing Practice or Good Clinical Practice but were undertaken using all due skill and care.

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12.2	For the purposes of clause 12.1, the phrases “to Insite’s knowledge” or “to the knowledge of Insite” shall be construed to mean the actual knowledge of the officers of Insite having responsibility for the matter or matters that are the subject of the statement, after due inquiry; provided that Insite shall not be required to perform any independent freedom to operate analysis with respect to any Intellectual Property Rights.

12.3	Insite undertakes that:

(a)	during the Term, Insite will not grant any rights or licences inconsistent with the rights and licences granted to Nicox under this Agreement;

(b)	in relation to any Pfizer Patents or any other Insite Technology owned by a third party and licensed to Insite during the Term, Insite will comply in all material respects with the terms of the relevant licence agreement with the third party owner, except where the failure to so comply would not reasonably be expected to materially adversely affect the rights licensed to Nicox hereunder, and will not do anything which results in the early termination of the relevant licence agreement;

(c)	in relation to any other Intellectual Property Rights owned by a third party that relates to Products, in connection with any negotiations to acquire a licence to such Intellectual Property Rights for use in connection with the Products or Equivalent Products, Insite will use commercially reasonable efforts to obtain the rights under each such licence agreement to sub-license such Intellectual Property Rights to Nicox during the Term (and thereafter in accordance with clause 19.1) under the terms of the licence in this Agreement. Insite shall promptly notify Nicox if Insite procures rights for itself that are not sub-licensable to Nicox;

(d)	Insite will use commercially reasonable efforts to carry out the actions and follow Nicox’s instructions in relation to the activities set out in Part 2 of Appendix F, and any similar actions and activities in respect of the MEA Agreement Countries, including in particular by having correspondence signed by and documents executed by its duly authorised officers on its official notepaper as requested by Nicox in the form suggested by Nicox. The costs of preparation of such correspondence and documents and any sums payable to any Regulatory Authority in any of the MEA Agreement Countries in relation to the Products shall be for the sole account of Nicox, provided that Insite has received Nicox’s prior written consent for any cost which it requires Nicox to reimburse as a result of this provision. Insite shall indemnify Nicox on demand in respect of any payments or liabilities resulting from any claim by *** or any other person making a claim in connection with the MEA Agreement; and

(e)	Insite will use reasonable efforts to enforce Insite’s rights under the Termination Agreement between Insite and *** for the benefit of Nicox at the request, direction and reasonable cost of Nicox.

13	Representations and warranties of Nicox

13.1	Nicox warrants and represents to Insite, as of the Effective Date, that the terms of this Agreement do not violate any existing obligations or contracts of Nicox. Nicox undertakes that, during the Term, Nicox shall not enter into any obligations or contracts which would violate the terms and conditions of this Agreement.

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13.2	Save as expressly set out in this Agreement, Nicox shall pay all costs and expenses that Nicox incurs in carrying out its obligations under this Agreement and shall have no right of reimbursement thereof from Insite.

13.3	Nicox shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement (including all Regulatory Requirements).

13.4	If Nicox or its Affiliates shall directly or indirectly challenge or induce any third party to challenge the validity or enforceability of the Pfizer Patents, or any patent claim(s) therein, or initiate or participate in any re-examination or other proceeding related to the validity, enforceability or patentability of any claim of the Pfizer Patents before any tribunal or patent office, Insite may terminate this agreement as set out in clause 19. This clause shall not give rise to such right in respect of Nicox and its Affiliates responding to a subpoena, process or discovery requests in any litigation or administrative proceeding provided that Nicox gives prompt notice to Insite and Pfizer of the receipt of said subpoena, process or discovery requests. Nicox shall procure that any Authorized Reseller or other sub-licensee shall agree to a provision substantially the same terms as contained in this clause 13.4.

14	Representations of both Parties

14.1	Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)	the execution, delivery, and performance by it and any and all transactions contemplated hereby have been duly and validly authorized, and that it is an entity in good standing in its jurisdiction with the full power, ability and authority to enter into this Agreement and carry out its obligations hereunder;

(b)	no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not, individually or in the aggregate, reasonably be expected to materially adversely affect such Party’s ability to consummate the transactions contemplated herein or perform its obligations hereunder; and

(c)	this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws.

14.2	Each Party hereto agrees to execute any and all documents, and to do such other acts as are, reasonably necessary to perform its obligations under this Agreement and to carry out the purposes and intent of this Agreement.

15	Indemnification, insurance, and damages

15.1

Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its officers, directors, employees and agents (the “Indemnified Party”) from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs of litigation) (collectively, “Losses”) awarded against or directly incurred or paid by the Indemnified Party as a result of any claim made by a third party to the extent resulting from (a) a material breach of any of the Indemnifying Party’s warranties or obligations under this Agreement (including any Appendix hereto); (b) any fraud, negligence or wilful misconduct of the Indemnifying Party in the exercise of its rights or the performance of its obligations under this Agreement; (c) with respect to Nicox’s obligations as an Indemnifying Party, the Development, Distribution, or other

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Exploitation of any Product by Nicox, its Affiliates, Nicox’s Agents, Authorized Resellers or other sub-licensees (but excluding any Losses to the extent resulting from (i) any claim that the practice of the Insite Technology infringes or misappropriates the Intellectual Property Rights of any third party; or (ii) the fraud, negligence or wilful misconduct of Insite or its Affiliates or its or their employees, agents or contractors); and (d) with respect to Insite’s obligations as an Indemnifying Party, the development, distribution, or other exploitation of any Product or Equivalent Product by Insite, its Affiliates, agents, distributors or licensees outside the Territory (but excluding any Losses to the extent resulting from the fraud, negligence or wilful misconduct of Nicox or its Affiliates or its or their employees, agents or contractors).

15.2	The indemnities given by the Indemnifying Party in clause 15.1 are conditional upon the Indemnified Party:

(a)	promptly notifying the Indemnifying Party in writing of any claim on which the indemnity is based of which the Indemnified Party becomes aware; provided, however, that failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure;

(b)	giving the Indemnifying Party control of the defence of such claim and all related settlement negotiations (subject to clause 15.2(c) below); provided that the Indemnified Party shall have the right to participate in the defence of any such claim or related settlement negotiations and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided further that, if under applicable standards of professional conduct a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such claim, such Indemnified Party shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnifying Party) to represent such Indemnified Party with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party; provided, further, that the Indemnifying Party shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnified Party;

(c)	the Indemnified Party will agree to any settlement of such claim that the Indemnifying Party may recommend that by its terms obligates the Indemnifying Party to pay the full amount of Losses (whether through settlement or otherwise) in connection with such claim and unconditionally and irrevocably releases the Indemnified Party completely from all liability in connection with such claim; provided, however, that, without the Indemnified Party’s prior written consent, the Indemnifying Party shall not consent to any settlement (including the consent to entry of any judgment) that, and the Indemnified Party may refuse in good faith to agree to any such settlement that, provides for injunctive or other non-monetary relief affecting the Indemnified Party;

(d)	providing the Indemnifying Party with such assistance, information and authority as is reasonably necessary to act in accordance with clause 15.2(b) (at the Indemnifying Party’s reasonable expense); and

(e)	taking all reasonable steps to mitigate any loss, damage, liability or expense.

15.3	Without limiting clause 15.1, each Party shall take out from the Effective Date and during the Term and maintain product liability insurance and public liability insurance with reputable insurance companies in an amount of at least two million EUR (€2 million) in the aggregate and shall provide the other Party with a certificate of insurance from its insurers confirming it holds such insurances on request and on each renewal of such policy. To the extent that such policy is invalidated for any reason, the insured Party shall effect a new and equivalent policy promptly.

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15.4	SUBJECT TO CLAUSE 15.5, EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY, OR WITH RESPECT TO INDEMNIFICATION CLAIMS UNDER THIS CLAUSE 15, OR WITH RESPECT TO A BREACH OF CLAUSE 11, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY HARM TO ITS BUSINESS OR GOODWILL OR LOST PROFITS), ARISING FROM OR RELATING TO THIS AGREEMENT, OR ANY BREACH THEREOF, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

15.5	Nothing in this Agreement limits or excludes a Party’s liability to the other:

(a)	for death or personal injury arising out of its negligence;

(b)	fraud, fraudulent misrepresentation, criminal acts or the tort of deceit; or

(c)	where such a limitation or exclusion would be contrary to applicable law.

16	Intellectual property

16.1	Insite shall, at its own cost, prepare, file, prosecute and maintain (a) each Insite Patent within the Territory; and (b) if and to the extent Insite is permitted to do so under the Pfizer Agreement, each Pfizer Patent within the Territory (the Pfizer Patents with respect to which Insite has such rights, if any, the “Pfizer Prosecution Patents”); provided, however, that Insite may determine, in its sole discretion, any prosecution or maintenance strategy related to the Insite Patents and Pfizer Prosecution Patents, subject to clauses 5.7(d) and 5.9(a). Notwithstanding the foregoing, Insite shall diligently prosecute and maintain all of the Insite Patents and Pfizer Prosecution Patents, subject to its right to intentionally cease such prosecution and maintenance after notice to Nicox in accordance with this clause. Nicox shall, at Nicox’s expense, provide any assistance reasonably requested by Insite in connection with the preparation, filing, prosecution and maintenance of the Insite Patents and Pfizer Prosecution Patents in the Territory. Insite shall promptly give notice to Nicox of the grant, lapse, revocation, surrender, invalidation or abandonment of any Insite Patent or Pfizer Prosecution Patent within the Territory. Insite shall give notice to Nicox of any desire to cease prosecution and/or maintenance of any Insite Patent or Pfizer Prosecution Patent (other than in favour of a continuing application based on such parent application) on a country by country basis in the Territory; and, in such case, with respect to any such Insite Patent or Insite Mark that relates to Products or with respect to any such Pfizer Prosecution Patent that relates to the Products (to the extent that Insite may provide such right to Nicox under the Pfizer Agreement), shall permit Nicox, in its sole discretion (but subject to the terms of the Pfizer Agreement, if applicable), to continue prosecution or maintenance of such Insite Patent or Pfizer Prosecution Patent at Nicox’s own expense. If Nicox elects to continue prosecution or maintenance of any Insite Patent or file any Insite Patent based on Insite’s election not to file, Insite shall execute such documents and perform such acts at Insite’s expense as may be reasonably necessary to effect an assignment of such Insite Patent to Nicox in a timely manner to allow Nicox to continue such prosecution or maintenance. Any Insite Patent so assigned shall not be considered Insite Patents hereunder. Subject to the foregoing, the exercise by Nicox of this option shall not affect any other provision of this Agreement, all of which remain in full force and effect.

16.2

Except as otherwise provided in a separate agreement with Nicox, (a) the provisions of clause 16.1 will not apply to any Insite Improvements (even to the extent within the definition of “Insite Patents”); (b) Insite shall be free to determine in its sole discretion whether or not to file any Patents covering Insite Improvements inside or outside the Territory, and (c) Insite has no obligation to prosecute or maintain any Patents covering Insite Improvements inside or outside the Territory, except that (i) Insite shall promptly disclose to Nicox any patent filings outside the Territory in respect of such Insite Improvements, and (ii) upon Nicox’s request in its sole discretion,

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Insite, at Nicox’s sole expense, will file patent applications based thereon in the Territory, and Insite, at Nicox’s sole expense, will prosecute and maintain Patents covering the Insite Improvements. Where (A) patent applications covering the Insite Improvements have been filed inside and outside the Territory, then Insite will determine in consultation with Nicox and taking reasonable account of Nicox’s observations, any prosecution or maintenance strategy related to the Insite Improvements; and (B) where patent applications covering the Insite Improvements have been filed inside the Territory only, Nicox will determine any prosecution or maintenance strategy related to the Insite Improvements, in each case subject to clauses 5.7(d) and 5.9(a) until the earlier of expiration of the Payment Period and such time, if any, as a separate licence is negotiated by Nicox with Insite in relation to such Improvements.

16.3	If either Party becomes aware that a third party is infringing or may be infringing any Insite Technology (an “Infringement”) in the Territory or that any third party claims that any such Insite Technology in the Territory is invalid, unenforceable or infringes the Intellectual Property Rights of a third party (a “Challenge”), it will promptly notify the other Party thereof including available evidence of infringement or details of the claim of invalidity, unenforceability or infringement.

(a)	Insite, at its option, shall have the first right (but not the obligation) to take steps to enforce or defend all Insite Technology in the Territory at Insite’s sole cost against any Infringement or Challenge; provided that Insite shall request and reasonably consider Nicox’s representations, comments and considerations in relation to any such Infringement or Challenge and Insite’s decision as to whether it is appropriate to pursue enforcement efforts related to such Infringement or Challenge. If (i) in Nicox’s reasonable opinion Insite fails to take appropriate steps to enforce or defend any Insite Technology in the Territory within sixty (60) days after the date on which either Party notifies the other Party of the applicable Infringement or Challenge; and (ii) the applicable Infringement or Challenge is not de minimis and is adverse to the Products in the Field in the Territory, then Nicox shall have the right (but not the obligation), at its sole expense, to enforce and prosecute such Insite Technology with respect to such Infringement or Challenge, including the initiation of a suit, proceeding or other legal action with respect thereto, by counsel of its own choice (and reasonably acceptable to Insite); provided that Nicox shall request and reasonably consider Insite’s representations, comments and considerations in relation to any such Infringement or Challenge and Nicox’s decision as to whether it is appropriate to pursue enforcement efforts related to such Infringement or Challenge. Insite shall have the right, at its own expense, to be represented in any such suit, proceeding, or action by counsel of its own choice.

(b)	Notwithstanding the provisions of clause 16.3(a), the provisions of this clause 16.3(b) shall apply to any Infringement or Challenge that relates to any Pfizer Patents. With respect to such an Infringement or Challenge that relates to any Pfizer Patents, if the applicable Infringement or Challenge is not de minimis and is adverse to the Products in the Field in the Territory, upon Nicox’s request, Insite shall submit to Pfizer a notice in writing approved by Nicox evidencing any such Infringement or Challenge and shall request that Pfizer assert the Pfizer Patents to restrain such infringement. Insite shall keep Nicox informed with respect to any such proceeding as may be instituted by Pfizer. To the extent that Insite is permitted to assert the Pfizer Patents under the Pfizer Agreement and subject to the terms and conditions of the Pfizer Agreement, as between Insite and Nicox (i) Insite shall have the first right (but not the obligation) to do so in the same manner as provided in clause 16.3(a) with respect to other Insite Technology; and (ii) Nicox, subject to any rights of Pfizer with respect to the Pfizer Patents, shall have the step-in right but not the obligation to do so in the same manner as provided in clause 16.3(a) with respect to other Insite Technology.

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16.4	The Party not pursuing the suit, action or proceeding under clause 16.3 shall provide reasonable assistance to the other Party, including by being joined as a party plaintiff if necessary to prosecute any such suit, action or proceeding, by providing access to relevant documents and other evidence and by making its employees available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance. Nicox also agrees to provide the same assistance to Pfizer as Insite is required to provide under the Pfizer Agreement.

16.5	Neither Party shall settle or otherwise compromise any such suit, action or proceeding in a way that creates an obligation on the other Party or adversely affects the other Party’s rights with respect to the Insite Technology without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. In addition, without limiting the foregoing, with respect to any Pfizer Patent, Nicox shall not settle or otherwise compromise any such suit, action or proceeding except as permitted under the Pfizer Agreement.

16.6	Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any settlements, damages or other monetary awards (the “Recovery”) recovered pursuant to a suit, proceeding, or action brought under clause 16.3 shall be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party (to the extent not otherwise reimbursed), and third, any remaining amounts will be divided between the Parties in proportion to the Losses suffered by each Party; provided that, with respect to any Recovery in connection with a Pfizer Patent, the recovery allocation set forth in this clause shall apply after the deduction of any amounts owed to Pfizer under the Pfizer Agreement.

17	Trademarks

17.1	Following the Effective Date, Insite hereby assigns to Nicox the Insite Marks listed at Appendix C. Each Party agrees to promptly execute any and all other instruments, forms of assignment or other documents and take such further actions as the other Party may reasonably request in order to give effect to or evidence the assignments in this clause 17.1, including registration of Nicox as registered proprietor of the Insite Marks during the Term. Nicox shall be responsible for preparing and filing all documents to give effect to the assignment. Nicox shall reimburse Insite on request in respect of the reasonable out-of-pocket costs (other than legal fees) incurred by Insite in giving effect to the assignment. Upon early termination of this Agreement by Insite under clause 19.2 or 19.5 or upon early termination of this Agreement by Nicox under clause 19.3 or early termination pursuant to clause 19.4 or early reversion of rights to Insite under clause 9.45, Nicox agrees to assign the Insite Marks back to Insite (either in their entirety or in respect of any country or countries within the Territory and/or on a Product by Product basis, consistent with the scope of the applicable termination or reversion).

17.2	Nicox will maintain the Insite Marks during the Term. Nicox shall be entitled to use its own trade mark to Exploit the Products in the Field.

17.3	In countries of the Territory in or in respect of which Insite has not already registered or applies to register the Insite Marks as registered trade marks, Nicox will be entitled to apply to register the Insite Marks at Nicox’s cost in Nicox’s name.

17.4

In connection with Nicox’s use of the Insite Marks pursuant to the rights granted under this Agreement, Nicox will comply with applicable laws in the Territory. Nicox agrees, to the extent such marks are owned by Insite, that it will maintain quality standards for the Products in connection with which the Insite Marks are used and for all of its uses of Insite Marks as to be adequate and suited to the protection of the Insite Marks and the goodwill associated therewith, including using appropriate trademark attribution notices and appropriate ®, ™, or other symbols and including not using the Insite Marks in any way that would tend to allow them to lose their distinctiveness or be materially detrimental to the good name, goodwill and reputation of Insite.

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Without limiting the foregoing, Nicox will maintain quality standards for the Products in connection with which the Insite Marks are used and for all of its uses of Insite Marks that are substantially equivalent to or, at Nicox’s option, stricter than those standards used by Nicox in connection with its other similar products in the Territory. In order to determine whether Nicox is in compliance with this clause 17.4, at the reasonable written request of Insite, and at Nicox’s reasonable expense, Nicox will provide Insite with copies, photographs, or representative samples of its advertising copy, promotional materials, product samples or other materials bearing any of the Insite Marks. Nicox covenants and agrees that it will not use any Insite Marks in connection with any goods or products other than the Products in the Field in the Territory, notwithstanding that such goods or products are dissimilar to the Products or have a different use. Nicox acknowledges and agrees that it shall not acquire and shall not claim any title to the Insite Marks adverse to Insite’s by virtue of the rights granted under this Agreement or through Nicox’s use of the Insite Marks.

17.5	Nicox may continue to own and use the names of the Products listed at Appendix A and the Insite Marks at the end of the Term to the extent Nicox’s rights under clause 2 survive termination or expiration as provided in clauses 19 and 20, including pursuant to clause 19.1.

18	Non-compete

18.1	Insite expressly acknowledges and agrees that, during the period starting from the Effective Date until the end of the Payment Period, Insite shall not directly or indirectly, through any Affiliate or any other third party, in any manner whatsoever:

(a)	develop, have developed, use, have used or commercialise (or permit any of the foregoing) any of the Products in the Territory for the prevention or treatment of any human disease or condition; or

(b)	develop, have developed, use, have used or commercialise (or permit any of the foregoing) any product in the Field in the Territory:

(i)	if such product uses the DuraSite Technology; or

(ii)	if such product both:

(A)	uses DuraSite 2 formulations; and

(B)	contains any active ingredient that is the same as any active ingredient of the Product.

Notwithstanding the foregoing, the provisions of this clause 18.1 will not apply to ISV-101 for dry eye indications, DexaSite, AzaSite Plus or BromDex.

18.2	For the avoidance of doubt, nothing in clause 18.1 shall prohibit Insite from, directly or indirectly, through any Affiliate or any third party:

(a)	developing, having developed, making, having made, using, having used or commercialising any Products or any other products (i) outside the Territory; or (ii) for any veterinary applications, whether inside or outside the Territory;

(b)	developing, having developed, making, having made, using or having used (i) Products in the Territory solely for the purposes of commercialization outside the Territory; and (ii) products in the Field in the Territory solely for the purposes of commercialization outside the Field and/or outside the Territory, provided that Insite agrees that it shall not conduct clinical Development of the Products in respect of any human use in the Territory without the prior written consent of Nicox;

(c)	carrying out and performing its tasks and responsibilities under this Agreement, including pursuant to clause 7.7;

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(d)	Insite from applying the DuraSite Technology to a product Controlled by a third party for such third party to develop or commercialise in the Field in the Territory, provided that such product does not compete with any of the Products.

19	Term and termination of Agreement

19.1	This Agreement shall be effective as of the Effective Date and shall continue, unless terminated earlier in accordance with this clause 19, until expiration of the Payment Period with regard to all Products. Upon expiration of this Agreement, Nicox’s rights and licences with respect to any un-Patented Insite Technology pursuant to clause 2 shall become fully paid-up, perpetual, royalty-free licences. For the avoidance of doubt, notwithstanding any other provision of this Agreement, Nicox shall, after the Payment Period, be entitled to manufacture and sell all Products in the form in which they have been sold prior to the fifth anniversary of this Agreement without payment to Insite regardless of any Intellectual Property Rights of Insite or of any Insite Know-How, with the exception of (a) Insite Patented Improvements where Nicox has not entered into a licence agreement for use after the Payment Period pursuant to clause 7.18; (b) any Insite Non-Patented Improvements created after the fifth (5th) anniversary of this Agreement where Nicox has not entered into a licence agreement where such licence agreement is required pursuant to clause 7.18.

19.2	Each Party shall, subject to applicable laws, have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (the “Defaulting Party”):

(a)	is in material breach of any of its obligations under this Agreement, and

(i)	in the case of a breach by Nicox that would cause Insite to be in breach under the Pfizer Agreement, in the event the breach is capable of cure, Nicox fails to remedy that breach within fifty (50) days of written notice from Insite requiring it to do so (or five (5) business days in the case of a breach with respect to the payment of money); or

(ii)	in the case of all other breaches, in the event the breach is capable of cure, fails to remedy that breach within seventy-five (75) days of written notice from the other Party requiring it to do so (or, in the case of a failure to pay a payment obligation exceeding one hundred thousand EUR (€100,000), thirty (30) days of written notice from the other Party); provided that, if the Party receiving such notice disputes that it is in such breach or there is a dispute as to whether or not such breach has been remedied, this Agreement shall remain in full force and effect until a final non-appealable judgment or award rendered in accordance with clause 23.8 has determined that this Agreement has been validly terminated; or

(b)	suffers an Insolvency Event. For the purpose of this clause “Insolvency Event” means in relation to the Defaulting Party, any one of the following:

(i)	an order is made for the winding-up of the Defaulting Party except in the case of a voluntary winding-up for the purposes of a solvent amalgamation or reconstruction;

(ii)	a trustee in bankruptcy is appointed in relation to the Defaulting Party and such appointment is not challenged or revoked within sixty (60) days; and

(iii)	the Defaulting Party is unable to pay its debts as they fall due.

19.3	Without limiting its rights under clause 19.2, Nicox shall have the right to terminate this Agreement without cause, either in its entirety or in respect of any country or countries within the Territory and/or on a Product by Product basis, by providing 30 days’ prior written notice to Insite; provided that in such case Insite shall be entitled to retain any payments made to it by Nicox and any amounts due from Nicox shall be immediately paid to Insite.

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19.4	This Agreement may be terminated at any time by mutual agreement of the Parties.

19.5	This Agreement may be terminated by Insite as regards the Specified Products should Nicox or any Affiliate challenge the validity or enforceability of the Pfizer Patents as provided in clause 13.4. Nicox shall terminate its agreement relating to the Specified Products with any Pfizer Patent Sub-licensee as regards the Specified Products should that sub-licensee challenge the validity or enforceability of the Pfizer Patents and Nicox acknowledges that a failure to terminate such agreement will be deemed a material breach of this Agreement.

19.6	Unless otherwise agreed in writing between the Parties, if Nicox undergoes a Nicox Change of Control, Nicox (or its successor entity, as applicable) will be required to use commercially reasonable efforts to launch and Exploit the Products in the Field, which efforts must be not less than the efforts employed or intended to be employed, and the resources used or intended to be used, by Nicox prior to the occurrence of the Nicox Change of Control, taking into account the market for such Products, efficacy, safety and other relevant factors. Notwithstanding the foregoing, nothing in this clause shall limit Nicox’s obligations set out in clause 9 (including clause 9.5). Furthermore, unless otherwise agreed in writing between the Parties, if Nicox undergoes a Nicox Change of Control, Insite shall no longer be required to license to Nicox any new Insite Improvement made after the date of such Nicox Change of Control.

20	Effects of termination

20.1	Expiration or termination of this Agreement shall not affect any rights of the Parties under this Agreement that have accrued prior to such expiration or termination or that survive in accordance with this Agreement.

20.2	Upon early termination of this Agreement for any reason (other than termination by Nicox under clause 19.2 and subject to clause 20.3) either in its entirety or in respect of any country or countries within the Territory and/or on a Product by Product basis:

(a)	each Party shall promptly return to the other Party, or certify the destruction of, all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information, except any information or records required to be retained by a Party in accordance with legal requirements or Regulatory Requirements;

(b)	all licences granted by Insite to Nicox under this Agreement, including under clause 2, shall terminate;

(c)	upon Insite’s request, Nicox, promptly shall (i) assign and surrender to Insite, (A) all Insite Marks, (B) to the extent it has launched, or has received marketing approval for, a Product under the Approved Trade Mark concerned in a country of the Territory, such Approved Trade Marks in such country or, at the sole discretion of Nicox, such other new brand name reasonably acceptable to Insite as Nicox will, at its own expense, register with the Regulatory Authority; and (C) all Regulatory Approvals and all Regulatory Submissions for the countries of “Europe,” as set forth at Appendix B, for all Products; and (ii) use commercially reasonable efforts to assign and surrender (A) all Regulatory Approvals and all Regulatory Submissions for all remaining countries of the Territory (excluding the countries of “Europe”) for all Products; and (B) all third party agreements to the extent that they relate solely to the Products and are necessary for the Development, Distribution, Manufacture or other Exploitation of the Products in the Territory, excluding any right to use any trademark of Nicox (other than the Approved Trade Marks); and Nicox promptly shall execute any and all other instruments, forms of assignment or other documents and take such further actions as Insite may reasonably request in order to give effect to or evidence the foregoing assignments; for purposes of this clause 20.2(c);

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(d)	Insite shall be permitted to Develop, Manufacture, Distribute and otherwise Exploit, without interference by Nicox (and without regard to the provisions of clause 18), the Products in the Territory, and the licences granted by Nicox to Insite in clauses 4.4, 7.12 and 7.18 shall be expanded to include the foregoing; and

(e)	Nicox promptly shall cease, and cause its Affiliates, Nicox’s Agents, Authorized Resellers and other sub-licensees, promptly to cease, any sale of any Products in the Territory,

provided that, where Nicox terminates only part of this Agreement pursuant to clause 19.3, this clause and the provisions of clause 20.3 shall apply only with respect to the terminated country and/or Product(s).

20.3	Upon early termination of this Agreement, Nicox shall have the right on a non-exclusive basis to continue to Distribute Products in the inventory of Nicox, Nicox’s Agents, Authorized Resellers and other sub-licensees as at the date of termination of this Agreement as though this Agreement had not been terminated for a period equal to the lesser of (a) the shelf life of such Products; and (b) six months from the effectiveness of such termination; provided, however, that Nicox shall pay or have paid Insite for all such Products in the manner herein provided.

20.4	If this Agreement is terminated by Nicox under clause 19.2:

(a)	the licences granted to Nicox under clause 2 shall continue in full force and effect, and Nicox shall continue to have the right to Exploit and Improve the Products in the Field in the Territory in accordance with this Agreement (without prejudice to any right or remedy it may have in respect of any breach of contract by Insite); and

(b)	Nicox shall continue to pay any applicable payments under this Agreement (including pursuant to clause 3).

21	Bankruptcy

All licences and rights to licences granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code (the “Code”), licences of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. If this Agreement is rejected by or on behalf of the bankrupt Party under the Code, the other Party’s rights under this Agreement with respect to access to the Know How will accelerate and the other Party will be immediately entitled to copies of such written materials as required in clause 4. The provisions of this clause are without prejudice to any rights a Party, as a licensee, may have arising under the Code or other applicable law. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against one Party under the Code or analogous provisions of applicable law outside the USA, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any “intellectual property” licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be delivered immediately to such other Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

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22	Publicity

Publication

22.1	Insite and Nicox each acknowledge the other Party’s interest in publishing the results of its research and development in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either Party wishing to make a publication or presentation comprising or otherwise relating to Products or Equivalent Products in the Field (excluding any publications or presentations currently being pursued by Insite) shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing Party shall have the right:

(a)	to object to or propose modifications to the publication or presentation for patent reasons, trade secret reasons or other reasons; and/or

(b)	to request a reasonable delay in publication or presentation in order to protect patentable information.

22.2	If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting either or each Party’s rights in such information to be filed in accordance with clause 16.1. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party objects to or requests modifications to the publication or presentation, the publishing Party shall not submit such publication or presentation without the prior written approval of the reviewing Party (such approval not to be withheld without reasonable cause); provided that the publishing Party shall have no right to publish any Confidential Information of the reviewing Party without the prior written approval of the reviewing Party. The publishing Party shall provide to the reviewing Party a copy of the publication or presentation at the time of the submission.

22.3	Nicox acknowledges and agrees that it shall have no right to publish with respect to the DuraSite Technology, except to the extent it relates to a Product, which publication will be subject to review as provided in this clause 22.

Publicity

22.4	All publicity, press releases and other announcements regarding this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and subject to the written approval of, both Parties; provided, however, that either Party may, without the written consent of the other, disclose the terms of this Agreement as permitted under clause 11.3. Each Party has reviewed and approves the joint press release as set out at Appendix H. A Party shall not be required to seek the permission of the other Party to repeat or disclose any information regarding this Agreement or the transactions contemplated hereby that has already been publicly disclosed by such Party in accordance with this clause 22.4 or by the other Party, or any equivalent information.

23	Miscellaneous

Amendments/revisions

23.1	No provisions in either Party’s business forms or correspondences (including correspondences delivered through e-mail or Internet systems) shall supersede and/or amend the terms of this Agreement.

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23.2	This Agreement may only be changed, amended, and/or modified by a written Amendment to this Agreement that is signed by an authorized representative of both Parties and which expressly refers to this Agreement.

Assignability

23.3	This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations under it may be assigned or transferred by either Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party may assign all or any of its rights or transfer all or any of its obligations under this Agreement without the consent of the other Party (a) in the event of a sale of such assigning Party (whether by merger, consolidation, reorganization or sale of voting stock) or of all or substantially all of the assets of such assigning Party to which this Agreement relates; or (b) to a company in its Group provided that the assigning Party shall either remain liable for all of its assigned obligations, liabilities and duties under this Agreement or shall provide the other Party with a parent company guarantee in a form reasonably acceptable to the other Party. Any attempted assignment or transfer contrary to the foregoing shall be deemed null and void. For the purposes of this clause 23, “Group” means either Party’s ultimate holding company, and all companies which are controlled by such holding company. “Controlled” for purposes of this clause 23.3 means the direct or indirect ownership of (i) fifty per cent (50%) or more of the issued shares or other interests in the profits of the person; or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

Binding/Effective Date of Agreement

23.4	This Agreement shall not be binding upon the Parties until it has been signed by authorized representatives of each Party, in which event it shall be effective as of the Effective Date.

Construction

23.5	This Agreement shall be construed and interpreted fairly in accordance with the plain meaning of its terms and there shall be no presumption or inference against the Party drafting this Agreement in construing or interpreting the provisions hereof.

Counterparts

23.6	This Agreement may be executed via facsimile, and/or in multiple, original counterparts each of which will be an original but all of which, when taken together, shall constitute one and the same document.

Governing law and dispute resolution

23.7	This Agreement shall be exclusively construed, governed, and controlled by the laws of England without regard to principles of law that would cause the application of laws of any other jurisdiction, including conflicts of law of any jurisdiction, territory, country, province, and/or nation. This governing law provision applies no matter where Nicox or Insite is headquartered, has offices, or distributes the Products. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.

23.8	Any dispute, controversy or claim arising out of or relating to this Agreement, including the breach, termination or invalidity thereof, shall be settled as follows:

(a)

prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all commercially reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including any breach of

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this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is an Product, the matter shall be referred first to the officers of Insite and Nicox having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the Insite Authorized Representative and the Nicox Authorized Representative. Such authorized representatives shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) additional days, or such longer period of time to which the representatives may agree;

(b)	if efforts described in clause 23.8(a) above do not result in a mutually satisfactory resolution, the matter shall be settled by binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Conciliation and Arbitration of the ICC in effect on the date of commencement of the arbitration subject to the provisions of this clause 23.8(b). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be conducted as follows:

(i)	the number of arbitrators shall be three (3). The place of the arbitration shall be Paris, France. The language to be used in the arbitration proceedings shall be English;

(ii)	in its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator;

(iii)	in an answering statement to be filed by the responding Party within fifteen (15) days after confirmation of the notice of filing of the demand is sent by the ICC, the responding Party shall appoint one neutral arbitrator;

(iv)	within fifteen (15) days from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a neutral chairperson;

(v)	if a Party fails to make the appointment of an arbitrator as provided in clauses 23.8(b)(ii) and (iii) above, the ICC shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in clause 23.8(b)(iv) above and there is no agreed extension of time, the ICC may appoint the chairperson;

(vi)	each arbitrator will by professional training, education, or other work experience have familiarity with licensing and product development in the pharmaceutical product industry;

(vii)	the arbitrators will have the authority to grant specific performance and allocate costs between the Parties (including attorneys’ fees); provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement;

(viii)	the Parties shall use their commercially reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.

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Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict either Party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

Notices

23.9	Each Party hereto expressly consents to service of process being affected upon it by (a) pre-paid, overnight, air carrier; or (b) personal delivery and sent to its address specified below (or such other address as a Party may designate to receive service of process, which new designation shall be made pursuant to clause 23.13):

A. In the case of Insite:	B. In the case of Nicox:

Attn: Chief Executive Officer Insite Vision Incorporated 965 Atlantic Avenue Alameda, California 94501 USA	Attn: Chief Executive Officer Nicox SA Drakkar 2 - Bâtiment D, 2405 route des Dolines, CS 10313 Sophia Antipolis, 06560 Valbonne – France

For notices pursuant to clause 23.13: Facsimile No.: +51-510-865-5700	For notices pursuant to clause 23.13: Facsimile No.: +33 (0)4 97 24 53 99 With copies to Executive Vice President, Corporate Development and the General Counsel

Entire Agreement

23.10	Subject to clause 23.11, the Parties have read this Agreement, and the Appendices attached thereto (all of which shall collectively be referred to as the Agreement), and agree to be bound by its terms and further agree that it constitutes the complete and entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous and contemporaneous communications, correspondences, and agreements between the Parties whether such Agreements are oral or written, including any non-disclosure and confidentiality Agreements between the Parties; provided, however, that the Non-disclosure Agreement entered into the Parties dated 14 November 2011 shall continue to remain in effect for all confidential information disclosed prior to the Effective Date of this Agreement or outside the scope of this Agreement, except that, in addition, all “Confidential Information” disclosed by the Parties under such Non-disclosure Agreement prior to the Effective Date that is within the scope of this Agreement shall also be deemed “Confidential Information” under this Agreement. Subject to clause 23.11, no representations or statements of any kind made by either Party, oral or written, which are not expressly stated herein, shall be binding on such Party, and EXCEPT AS EXPRESSLY STATED HEREIN, EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

23.11	Clause 23.10 shall not exclude or limit liability for fraud or fraudulent misrepresentation.

Force majeure

23.12

The Parties shall use all commercially reasonable efforts to perform their obligations hereunder. However, neither Party shall be responsible for delays or failure of performance (other than obligations to make payments of money) to the extent they result from acts beyond the reasonable control of such Party. Such acts shall include but not be limited to acts of God and the public enemy, terrorism, strikes, walkouts, riots, acts of war, epidemics, failure of suppliers to perform,

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governmental regulations, power failures, earthquakes, or other natural disasters. The above provision shall not release a Party from using its commercially reasonable efforts to avoid or remove such cause for delay nor from immediately notifying the other Party, in writing, as soon as it has knowledge of the delay. Further, whenever such cause for delay shall cease to exist, such Party shall also immediately notify the other Party in writing and shall continue performance with reasonable promptness.

Notice provisions

23.13	All notices pursuant to this Agreement shall be in writing given to or made upon the Parties at their respective addresses set forth in clause 23.9 or at some other address as a Party may designate in a writing delivered to the other Party. All notices required or permitted to be given under this Agreement shall be either (a) delivered personally; (b) delivered by pre-paid, overnight service; or (c) transmitted by facsimile or other similar means of electronic communication (with a copy sent by personal delivery or pre-paid, overnight service). All notices hereunder shall be deemed communicated, as follows:

(a)	notices delivered personally shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the date upon which delivery is made at such address as confirmed by the courier;

(b)	notices given by pre-paid, overnight service shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the date upon which delivery is made at such address as confirmed by the pre-paid, overnight air courier;

(c)	notices given by facsimile transmission (“FAX”) shall be deemed to be given upon the date it is actually received by the addressee as confirmed by electronic answerback or a return FAX or e-mail from the addressee or its agent acknowledging receipt; and

(d)	notices given by e-mail shall be deemed to be given upon the date it is actually received by the addressee as confirmed by electronic answerback or a return e-mail from the addressee or its agent acknowledging receipt, provided, however, that, if any notice is not received at the addressee’s location by 6:00 p.m. on any business day (based on addressee’s local time), such notice will be deemed to have been delivered at 9:00 a.m. (addressee’s local time) on the next business day. Either Party may change its contact person and/or address for notices by means of written notice to the other Party given in accordance with this clause 23.13.

Severability

23.14	In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law and the other provisions of this Agreement will remain in full force and effect, unless the unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the unenforceable provision.

Survival

23.15	Notwithstanding any expiration or termination of this Agreement, the following provisions shall survive termination: clauses 3.8 (with respect to final reports upon expiration or termination), 3.9, 4.4, 7.12(b), 7.12(d)(iii), 7.17, 7.18, 11, 15, 17.4, 17.5, 19.1, 20, 21, 22 and this clause 23, together with any terms that are expressly stated, or are intended by implication, to survive expiration or termination of this Agreement and any other provisions necessary for its interpretation or enforcement.

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Performance by Nicox or any company in its Group

23.16	Nicox may perform any of its obligations under this Agreement either itself or through any company in its Group and may sub-contract all or any of its rights or obligations under this Agreement to any company in its Group, provided that Nicox shall remain liable for all of its obligations, liabilities and duties under this Agreement and for compliance of those Group members with this Agreement to the same extent as Nicox.

Waiver

23.17	None of the provisions of this Agreement shall be deemed to have been waived by any act and/or acquiescence by either Party, except by an instrument in writing signed by authorized representatives of both Parties and which expressly refers to this Agreement and the provisions it is waiving. Any such waiver or waivers shall not constitute a waiver of any other provisions of this Agreement or of the same provision or provisions on another occasion.

Certain remedies

23.18	Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement (other than provisions involving the payment of money) are not performed by a Party in accordance with their specific terms, and that any breach of, or failure to perform or comply with, this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled at law or in equity, it shall be entitled to enforce any provision of this Agreement (other than provisions involving the payment of money) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Export control laws

23.19	Notwithstanding any other provision contained herein, this Agreement is made subject to any applicable restrictions concerning the export of products or technical information from the United States of America that may be imposed from time to time by the government of the United States of America. Nicox agrees that it shall not export or re-export, directly or indirectly, Products, any technical information acquired from Insite, or any products using or derived from such technical information to any person or country for which the United States government or any agency thereof at the time of export requires an export licence or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other relevant or appropriate agency of the United States government when required by an applicable statute or regulation.

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IN WITNESS WHEREOF the Parties hereto, by their duly authorized representatives, have executed this Agreement on the date(s) set forth below.

“Insite”			“Nicox”

Insite Vision Incorporated			Nicox S.A.

Authorized Representative			Authorized Representative

By:	Timothy M. Ruane	By:	Michele Garufi
	(Please Print)		(Please Print)
Signature:	/s/ Timothy M. Ruane	Signature:	/s/ Michele Garufi
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer
Date Signed:	January 29, 2015	Date Signed:	January 29, 2015

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Appendix A

Products and Initial Indications

*** (1)

(1) Appendix A consists of three pages redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX B

Countries of the Territory

*** (1)

(1) Appendix B consists of one page redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX C

Insite Marks

*** (1)

(1) Appendix C consists of one page redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX D

Existing Insite Patents

*** (1)

(1) Appendix D consists of two pages redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

- more –

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APPENDIX E

Pfizer Patents

*** (1)

(1) Appendix E consists of one page redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX F

Part 1 - MEA Agreement

*** (1)

(1) Appendix F consists of three pages redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX G

Outline Development Activities

*** (1)

(1) Appendix G consists of two pages redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX H

Part 1

Nicox Press Release

Nicox signs exclusive license agreement with InSite

Vision for AzaSite® and BromSite™ in Europe

•	InSite grants Nicox exclusive license for AzaSite® (1% azithromycin), BromSite™ (0.075% bromfenac) and AzaSite Xtra™ (2% azithromycin) in Europe, Middle East and Africa

•	European regulatory filings for AzaSite® and BromSite™ planned by Q1 2016

February 2, 2015.

Sophia Antipolis, France.

Nicox S.A. (NYSE Euronext Paris: COX) today announced the signature of a license agreement with InSite Vision Inc. (OTCBB:INSV) for the development, manufacture and commercialization of InSite’s innovative ophthalmic therapeutics AzaSite® (1% azithromycin), BromSite™ (0.075% bromfenac) and AzaSite Xtra™ (2% azithromycin). All three products are based on InSite’s proprietary Durasite® drug delivery technology, which is designed to extend the duration of a drug in the eye.

The agreement grants Nicox exclusive rights to all three products in Europe, Middle East and Africa. European Marketing Authorization Applications (MAAs) for AzaSite® and BromSite™ are expected to be filed by Q1 2016, with the first launch expected in late 2017.

Philippe Masquida, Executive Vice President and Managing Director of European and International Operations of Nicox Pharma, said: “This agreement gives Nicox access to three patented formulations of molecules which are already well-known in Europe. Using DuraSite’s proven drug-delivery technology to extend the residence time of a drug in the eye, AzaSite and

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BromSite have the potential to offer European ophthalmologists new treatment options for bacterial conjunctivitis and post-operative pain and inflammation. We look forward to bringing these differentiated products to important markets which have seen little innovation in recent years.”

“As an emerging international ophthalmology company with an established operational infrastructure in the main European markets as well as a growing network of international distributors, we believe Nicox is the right strategic partner to accelerate the commercialization and realize the full potential of our Durasite-based products,” said Tim Ruane, Chief Executive Officer of InSite Vision. “This agreement allows us to further advance and develop our technology and ophthalmologic products addressing eye care needs for patients around the world.”

AzaSite® (1% azithromycin) is approved in the US and Canada for the treatment of bacterial conjunctivitis and is marketed in the US by InSite’s licensee Akorn Inc. BromSite™ (0.075% bromfenac) has been developed for the treatment of inflammation and prevention of pain after cataract surgery. Based on positive data from two pivotal phase 3 clinical studies, InSite intends to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for BromSite™ in the first quarter of 2015.

Nicox is planning to target the same ophthalmic indications in Europe, Middle East and Africa for AzaSite® and BromSite™, which would compete in a market estimated to be worth more than €267 million1.

The companies are evaluating the most appropriate indication and development path for AzaSite Xtra™ (2% azithromycin), which is at an earlier development stage.

Terms of the exclusive license agreement

Under the terms of the agreement, Nicox will make an upfront payment of $3 million and may make further regulatory and commercial milestone payments up to a total of $13.75 million. The financial terms also include tiered, mid-single-digit to double digit royalties.

Nicox will sponsor and manage the further development required for registration of the products in Europe, Middle East and Africa. No further clinical studies are expected to be required prior to filing for AzaSite® and BromSite™. Nicox will have the rights to use data from the AzaSite® US registration and the BromSite™ studies in regulatory submissions for the approval of these products in the territories covered by the agreement. AzaSite Xtra™ is expected to be a co-development project.

A joint collaboration and development committee will oversee the development activities. Both companies may also collaborate on developing additional indications for the products.

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About InSite’s DuraSite® Platform

DuraSite is a sustained delivery technology using a synthetic polymer-based formulation designed to extend the time of a drug in the eye relative to conventional topical therapies. This is important because the eye’s drainage system is extremely efficient at eliminating topically instilled medications and often results in up to 90% of the administered drug being lost in the first 15-30 seconds after delivery2. The increased time that DuraSite® remains in the eye allows lower concentrations of a drug to be administered over a longer period of time. This provides more convenient dosing, reduces the potential of adverse side effects, and may lead to improved patient compliance.

References

1.	Sales of ophthalmic anti-infective and non-steroidal anti-inflammatory drugs in Europe, Middle East and Africa, IMS Health September 2014, MAT/9/2014.

2.	John W. Shell, Ph.D., Pharmacokinetics of Topically Applied Ophthalmic Drugs, January-February 1982, Survey of Ophthalmology.

About Nicox

Nicox (Bloomberg: COX:FP, Reuters: NCOX.PA) is an emerging international company focused on the ophthalmic market. With a heritage of innovative R&D, business development and commercial expertise, the Nicox team is building a diversified portfolio of ophthalmic products that can help people to enhance their sight. The Company has established direct commercial operations in the main European markets as well as an expanding international network of distributors.

Nicox’s R&D pipeline features several near-term therapeutics, including VESNEO (latanoprostene bunod), a novel compound based on Nicox’s proprietary nitric oxide (NO)-donating research platform currently in phase 3 with Bausch + Lomb for glaucoma and ocular hypertension, and AC-170 (cetirizine eye drop), which has completed phase 3 for allergic conjunctivitis. The Company is also conducting other research programs based on its NO-donating platform.

Nicox is headquartered in France and is listed on Euronext Paris (Compartment B: Mid Caps). For more information on Nicox or its products please visit www.nicox.com.

This press release contains certain forward-looking statements. Although the Company believes its expectations are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those anticipated in the forward-looking statements.

Risks factors which are likely to have a material effect on Nicox’s business are presented in: the 4th chapter of the “Document de référence, rapport financier annuel et rapport de gestion 2013” filed with the French Autorité des Marchés Financiers (AMF) on April 2nd, 2014; the “Rapport semestriel financier et d’activité au 30 juin 2014”; the 5th chapter of the “Actualisation du Document de

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Référence 2013” filed with the AMF on September 30, 2014 (D. 14-0271-A01); and the section B of the ‘Document E’ registered with the AMF on September 30, 2014 (E.14-060). All these documents are available on Nicox’s website (www.nicox.com).

Contacts
Nicox	Gavin Spencer | Executive Vice President Corporate Development
Tel +33(0)4 97 24 53 00 | communications@nicox.com

Media Relations

United Kingdom	Jonathan Birt
M +44 7860 361 746 | jonathan.birt@ymail.com

France	Caroline Cour me | Communication Manager
Tel +33(0)4 97 24 53 43 | courme@nicox.com

Nicox S.A.

Drakkar 2 | Bât D | 2405 route des Dolines | CS 10313 | Sophia Antipolis | 06560 Valbonne | France

T: +33 (0)4 97 24 53 00 | F: +33 (0)4 97 24 53 99

www.nicox.com

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Part 2

Insite Press Release

InSite Vision Announces License Agreement for AzaSite®, AzaSite Xtra™ and

BromSite™ in Europe, Middle East and Africa

Company Will Receive an Upfront Payment of $3 Million and Potentially More Than

$13.75 Million in Milestone Payments in Addition to Royalties

ALAMEDA, California – February 2, 2015 – InSite Vision Incorporated (OTCBB: INSV) today announced that it has entered into a license agreement with Nicox S.A. (NYSE Euronext Paris: COX), a France-based publicly traded company, for the development and commercialization of InSite’s innovative ophthalmic therapeutic products AzaSite (1% azithromycin), AzaSite Xtra (2% azithromycin) and BromSite (0.075% bromfenac) all formulated in InSite’s DuraSite® drug delivery system. The agreement grants Nicox exclusive rights to commercialize all three products in Europe (including Eastern Europe), Middle East and Africa (EMEA). Nicox expects to file European Marketing Authorizations (MAAs) for AzaSite and BromSite by Q1 2016 with first commercial launch in late 2017.

“As Nicox is an emerging international ophthalmology company with an established commercial infrastructure in the main European markets, as well as a growing network of international distributors, we believe Nicox is the right strategic partner to accelerate the commercialization of our DuraSite-based products,” said Timothy Ruane, InSite Vision’s Chief Executive Officer. “This agreement allows us to bring our innovative products addressing significant eye care needs for patients in a large part of the globe.”

Under terms of the licensing agreement, InSite will receive an upfront payment of $3 million and potentially $13.75 million in milestone payments. Upon product launch, InSite will also receive tiered, mid-single digit to double-digit royalties.

AzaSite is approved in the United States and Canada for the treatment of bacterial conjunctivitis, and is marketed in the U.S. by Akorn, Inc. BromSite is being developed for the treatment of inflammation and prevention of pain after cataract surgery. Based on positive data from two pivotal Phase 3 clinical studies, InSite intends to file a New Drug Application (NDA) with the U.S.

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Food and Drug Administration for BromSite in the first quarter of 2015. Nicox is planning to target the same ophthalmic indications in EMEA territories for AzaSite and BromSite. These products will compete in a market estimated to be more than $337 million.

The companies are evaluating the most appropriate indication and development path for AzaSite Xtra, which has completed its pre-clinical testing program in the U.S.

Nicox will manage the further development required for registration of AzaSite and BromSite in the EMEA. No further clinical studies are expected to be required prior to filing MAAs for these products in Europe. A joint collaboration and development committee will oversee the development activities. The companies may collaborate on developing additional indications for the products.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn, Inc., and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision is also advancing AzaSite Plus™, a novel ophthalmic therapeutics through Phase 3 clinical studies for the treatment of eye infections, and is preparing two new drug applications (NDA) for the commercial approval by the U.S. Food and Drug Administration (FDA): BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery and DexaSite™ for the treatment of blepharitis. For further information on InSite Vision, please visit www.insitevision.com.

Forward-looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the timing and likelihood of filing of an MAA for AzaSite in the European Union and an NDA and MAA for BromSite in the United States and the European Union, respectively; that European regulatory authorities may require further studies or additional information prior to filing MAAs or may not approve such MAAs, the expected timing of commercialization of AzaSite and BromSite in Europe; the potential market size for AzaSite and BromSite in Europe; the Company’s current plans to pursue regulatory approval for its product candidates; and the potential indications for the Company’s pipeline drug candidates. Such statements entail a number of risks and uncertainties, including but not limited to: the Company’s ability to obtain substantial additional funding; the ability of the Company to file and receive approval for its BromSite NDA; and for Nicox to file and receive approval of MAAs in Europe and the timing thereof; the Company’s reliance on Nicox to perform its obligations under the license agreement and to successfully develop, obtain approval for, and commercialize AzaSite and BromSite; that the Company may not receive any milestone payments or royalties under the license agreement; the ability of the Company to enter into corporate collaborations for its product candidates; the Company’s ability to expand its product platform including AzaSite Xtra; the Company’s ability to compete effectively, either alone or through its partners, with other companies offering competing

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products or treatments; the Company’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA. Reference is made to the discussion of these and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to the Company, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update any forward-looking information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not unduly rely on such statements or information nor assume that the information provided in this release is still valid at any later date.

# # #

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™, DexaSite™ and BromDex™ are trademarks of InSite Vision Incorporated.

Besivance® is a registered trademark of Bausch + Lomb Incorporated.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Karen L. Bergman

650.575.1509

Susan Pietropaolo

845.638.6290

-more-

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APPENDIX I

Custom Manufacturing Equipment

*** (1)

(1) Appendix I consists of two pages redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX J

Development Activities

*** (1)

(1) Appendix J consists of one page redacted and filed separately with the Commission pursuant to InSite Vision Incorporated’s request for confidential treatment.

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APPENDIX K

Disclosure Schedule

1. UCSF Patent Interference Case: In 2009, the University of California, San Francisco (UCSF) claimed that the inventions contained in U.S. Patents Nos. 6,239,113 and 6,569,443 were made by a former employee of the University alone and without collaboration with Insite, the assignee of all the named inventors. The United States Patent and Trademark Office entered their judgment against UCSF’s claim in November 2011, and the U.S. Court of Appeals for the Federal Circuit has affirmed that judgment. On 4 October 2013, the USDC of New Jersey entered a Final Judgment finding all asserted claims in the patents valid and infringed. Sandoz filed an appeal of this judgment on 4 November 2013 to the United States Court of Appeals for the Federal Circuit.

2. Sandoz ANDA/Paragraph IV Case: In 2011, Sandoz Inc. filed an Abbreviated New Drug Application (ANDA) with the U.S. Food and Drug Administration (FDA) seeking to market a generic version of AzaSite® (azithromycin 1% ophthalmic solution) before expiration of the patents covering AzaSite and its use. Insite joined Merck and Pfizer Inc. in filing a patent infringement lawsuit against Sandoz in 2011.

3. Mylan ANDA/Paragraph IV Case: In 2013, Mylan Pharmaceuticals, Inc. filed an Abbreviated New Drug Application (ANDA) with the FDA seeking to market a generic version of AzaSite® (azithromycin 1% ophthalmic solution) before expiration of the patents covering AzaSite and its use. On 14 June 2013 Insite Merck and Pfizer Inc. filed a patent infringement lawsuit against Mylan.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***

APPENDIX L

Pfizer Agreement

EXCLUSIVE LICENSE AGREEMENT

See Exhibit 10.2 to InSite Vision Incorporated’s Quarterly Report on Form 10-Q (File No. 001-14207) filed with the Securities and Exchange Commission on May 10, 2007. The Securities and Exchange Commission has granted confidential treatment to certain portions of the Exclusive License Agreement.

***CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION***